Exhibit 10.1

EXECUTION COPY

UNIT PURCHASE AGREEMENT

dated as of August 5, 2014

by and among

GANNETT CO., INC.,

CLASSIFIED VENTURES, LLC,

and

THE UNITHOLDERS OF CLASSIFIED VENTURES, LLC PARTY HERETO

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS

1.1.	Definitions	1
1.2.	References	11

ARTICLE II. THE ACQUISITION

2.1.	Purchase and Sale of the Purchased Units at Closing	11
2.2.	The Closing	12
2.3.	Working Capital Adjustment	12
2.4.	Adjustments to the Purchase Price Based on Closing Indebtedness and Closing Expenses	14
2.5.	Escrow Agreement	15
2.6.	Section 754 Election	16
2.7.	Employee Compensatory Arrangements	16

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1.	Organization, Good Standing and Qualification of Purchaser	17
3.2.	Authorization of the Transaction	17
3.3.	Non-Contravention	17
3.4.	Governmental Consents	17
3.5.	Litigation	18
3.6.	Sufficiency of Funds	18
3.7.	No Brokers	18

ARTICLE IV. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

4.1.	Organization, Good Standing and Qualification	18
4.2.	Authorization; Enforceability	19
4.3.	Non-Contravention	19
4.4.	Governmental Consents	19
4.5.	Capitalization; Subsidiaries; Investments	19
4.6.	Litigation	20
4.7.	Compliance with Laws; Governmental Authorizations	21
4.8.	Financial Statements	21
4.9.	Company Liabilities	21
4.10.	Operations Since Balance Sheet Date	22
4.11.	Material Contracts	22
4.12.	Real Property; Leases	23
4.13.	Intellectual Property; Software	24
4.14.	Employee Benefit Plans	26
4.15.	Labor Matters	28
4.16.	Tax Matters	29
4.17.	Insurance	29
4.18.	Affiliate Transactions	29
4.19.	Title	30
4.20.	No Brokers	30

-ii-

ARTICLE V. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS

5.1.	Authorization; Enforceability	30
5.2.	Non-Contravention	31
5.3.	Governmental Consents	31
5.4.	Litigation	31
5.5.	Title to Purchased Units	31
5.6.	Financial Information	31
5.7.	Restrictions	32
5.8.	No Broker	32

ARTICLE VI. ADDITIONAL AGREEMENTS OF THE PARTIES

6.1.	Conduct of Business Prior to the Closing	32
6.2.	No Shop	34
6.3.	Takeover Statutes	35
6.4.	Access to Information; Confidentiality; No Transfers	35
6.5.	No Public Announcement	36
6.6.	Agreements with Members	37
6.7.	Further Assurances; Regulatory Approvals	37
6.8.	Notifications	39
6.9.	Taxes	40
6.10.	LLC Agreement	42
6.11.	Resignations	43
6.12.	Apartments.com Escrow	43
6.13.	Employee Matters	44

ARTICLE VII. CONDITIONS TO CLOSING

7.1.	Sellers’ Conditions to Close	45
7.2.	Purchaser’s Conditions to Close	46
7.3.	Frustration of Closing Conditions	47

ARTICLE VIII. THE CLOSING

8.1.	Deliveries by the Company and the Sellers	47
8.2.	Purchaser’s Deliveries	47

ARTICLE IX. INDEMNIFICATION

9.1.	Indemnification of Purchaser Group Members and the Company	48
9.2.	Indemnification of the Sellers	48
9.3.	Notice and Determination of Claims	49
9.4.	Third Person Claims	50
9.5.	Limitations	50
9.6.	Tax Treatment of Indemnity Payments	52
9.7.	Tax Benefits	52
9.8.	Insurance Offset	52

-iii-

ARTICLE X. TERMINATION

10.1.	Termination of Agreement	52
10.2.	Effect of Termination	53
10.3.	Fees and Expenses	53

ARTICLE XI. MISCELLANEOUS

11.1.	Notices	54
11.2.	Assignment	57
11.3.	Interpretation	57
11.4.	Counterparts	57
11.5.	Amendment	57
11.6.	Entire Agreement	57
11.7.	Consultation with Counsel	57
11.8.	Severability	58
11.9.	Third Parties	58
11.10.	Specific Performance	58
11.11.	Waivers	58
11.12.	Governing Law	58
11.13.	Submission to Jurisdiction; Waiver of Jury Trial	59

-iv-

EXHIBITS

A-1 through A-4	Forms of New Affiliation Agreement
B	Form of Escrow Agreement
C	Example of Closing Date Balance Sheet

SCHEDULES

1.1	Company Knowledge Persons
2.1	Sellers; Pro Rata Shares; Payment of Initial Purchase Price
2.7(b)	Employee Compensatory Arrangements
4.1	Organization, Good Standing and Qualification
4.2	Authorization; Enforceability
4.3	Non-Contravention
4.4	Governmental Consents
4.5	Capitalization; Subsidiaries; Investments
4.6	Litigation
4.7	Compliance with Laws; Governmental Authorizations
4.8	Financial Statements
4.9	Company Liabilities
4.10	Operations Since Balance Sheet Date
4.11	Material Contracts
4.12	Real Property; Leases
4.13	Intellectual Property; Software
4.14	Employee Benefit Plans
4.15	Labor Matters
4.16	Tax Matters
4.17	Insurance
4.18	Affiliate Transactions
4.19	Title
4.20	No Brokers
6.1	Conduct of Business Prior to the Closing
6.13(a)	Severance Benefits
8.1(e)	Resignations

-v-

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT, dated as of August 5, 2014 (this “Agreement”), is hereby entered into by and among Gannett Co., Inc., a Delaware corporation (“Purchaser”), Classified Ventures, LLC, a Delaware limited liability company (the “Company”), the undersigned Seller Subsidiaries (as defined below) and the applicable undersigned parent of each Seller Subsidiary (individually a “Seller” and collectively the “Sellers”).

WITNESSETH:

WHEREAS, the Seller Subsidiaries listed on Schedule 2.1, together with certain Affiliates of Purchaser, are the sole holders of record and beneficial owners of all of the Units of the Company;

WHEREAS, the Seller Subsidiaries desire to sell to Purchaser, and Purchaser desires to purchase from the Seller Subsidiaries, their entire right, title and interest in and to the Units held by the Seller Subsidiaries (the “Purchased Units”), which are set forth on Schedule 2.1, in accordance with the provisions of this Agreement;

WHEREAS, each Seller has approved the sale of the Purchased Units held by its applicable Seller Subsidiary to Purchaser pursuant to this Agreement, and the Board of Directors (as hereinafter defined) and the Members, including the Purchaser Subsidiaries (each, as hereinafter defined), have approved the sale of the Purchased Units to Purchaser pursuant to this Agreement; and

WHEREAS, Purchaser, the Sellers and the Company desire to make certain representations, warranties and agreements in connection with the sale and acquisition of the Purchased Units and also to prescribe various conditions precedent thereto, all as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1.        Definitions.

(a)          In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Firm” means PricewaterhouseCoopers LLP; provided, that if PricewaterhouseCoopers LLP is unable or unwilling to serve in this capacity and Purchaser and the Required Sellers are unable to mutually agree on a replacement, the American Institute of Certified Public Accountants shall select an accounting firm to be the Accounting Firm hereunder.

“Acquisition Proposal” means any bona fide inquiry, proposal or offer, whether oral or in writing, from any Person relating to (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of assets or securities that constitute more than 20% of the assets of the Company or 20% or more of any class of equity securities of the Company, in each case other than the Contemplated Transactions.

“Affiliate” means any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Ancillary Agreements” means, without duplication, the Purchaser Ancillary Agreements, Company Ancillary Agreements and Seller Ancillary Agreements.

“Billing Reconciliation Process” means the procedures and processes described on Schedule 4.8.

“Board of Directors” means the Board of Directors of the Company, as set forth in the LLC Agreement.

“Books, Records and Files” means any written studies, reports, records (including customer and personnel records), books of account, invoices, Contracts, instruments, surveys, data (including financial, sales, purchasing and operating data), computer data, disks, tapes, marketing plans, customer lists, supplier lists, correspondence and other documents.

“Business” means (i) the Company’s business of selling or otherwise providing a national searchable online resource to individuals and businesses seeking to purchase, sell or lease (other than short-term rentals) passenger cars and light trucks and related services through internet websites or digital platforms, as presently conducted by the Company and (ii) the business of selling or providing advertising products and services in connection with the business described in clause (i), including through direct and affiliate sales channels, as presently conducted by the Company.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in the City of Chicago are authorized or required by Law to be closed.

“Certificate of Formation” means the Certificate of Formation of the Company, dated April 20, 2001, as amended through the date of this Agreement.

“Closing Date Net Working Capital” means, as of the Effective Time, the difference between (a) the Company’s current assets (determined in accordance with GAAP), including accounts receivable, and (b) the Company’s current liabilities (determined in accordance with GAAP). Notwithstanding any of the foregoing to the contrary, (i) accruals for all outstanding awards under the Company’s 2014 Short Term Incentive Plan shall be prorated through the Effective Time based on actual results of the Company for 2014 as determined in good faith by the Company’s Board of Directors and included in current liabilities, whether or not required to be so treated under GAAP, (ii) all cash and receivables held pursuant to the Apartments.com Escrow Agreement, shall be excluded from current assets, whether or not required to be so treated under GAAP, (iii) an accounts receivable bad debt reserve shall be reflected on the Preliminary Balance Sheet and Closing Date Balance Sheet in accordance with the practices used by the Company in the Ordinary Course of Business, (iv) all deferred compensation liabilities under the Employee Compensatory Arrangements, the Company’s Long Term Incentive Plan and the fair value of the assets held in trust to fund such liabilities shall be excluded from the Preliminary Balance Sheet and Closing Date Balance Sheet, and (v) all Indebtedness of the Company shall be excluded from the Preliminary Balance Sheet and Closing Date Balance Sheet. All Taxes of the type previously accrued would be accrued as part of current liabilities consistent with past practices, with Straddle Periods to be allocated pursuant to Section 4.16(b).

“Closing Expenses” means all transaction costs or expenses incurred by the Company as of the Effective Time in connection with the Contemplated Transactions (including investment banking fees, legal fees and expenses, debt prepayment penalties and premiums and breakage fees) that are not reimbursed or paid directly by the Sellers.

“Closing Indebtedness” means all Indebtedness of the Company as of the Effective Time.

“Code” means the Internal Revenue Code of 1986.

“Company Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement, including the New Affiliation Agreements.

“Company Plan” means any Employee Benefit Plan maintained, or contributed to, by the Company or any Subsidiary of the Company for which any such entities may have liability.

“Competition Law” means any Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Confidential Information” means all Trade Secrets and other confidential or proprietary information of a Person, including information contained in or derived from reports, investigations, research, codes, marketing and sales programs, financial projections, cost summaries, pricing formulas, customer lists, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its Representatives; provided, that “Confidential Information” shall not include any information that becomes generally available to the public other than as a result of a direct or indirect disclosure in violation of this Agreement; (ii) was previously available on a non-confidential basis from a source that was entitled to make such information available; or (iii) becomes available on a non-confidential basis from a source other than such Person or its Representatives entitled to make such disclosure.

“Consent” means any consent, approval, authorization, registration, declaration, filing, notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Competition Law, in each case required to permit the consummation of the Contemplated Transactions.

“Contemplated Transactions” means the sale of the Purchased Units by the Seller Subsidiaries to Purchaser, the purchase of the Purchased Units by Purchaser from the Seller Subsidiaries and the execution, delivery and performance of this Agreement and each of the Ancillary Agreements.

“Contract” means any contract, Lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture or other agreement that is legally binding, including all amendments thereto.

“Copyrights” means United States and foreign copyrights and maskwork rights, whether registered or unregistered, and pending applications to register the same.

“Employee Benefit Plan” means (a) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (b) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and (c) any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity-based awards, phantom equity, profits interests, equity appreciation or other forms of incentive compensation, benefits or post-retirement compensation.

“Employee Compensatory Arrangements” means an amount equal to the sum total for all outstanding SAR award agreements of (i) the number of SARs granted for each outstanding SAR award agreement as of the Effective Time, multiplied by (ii) the amount by which the applicable fair market value of a Class A Unit as of the Effective Time plus applicable distributions from the date of the applicable SAR award agreement as determined by the Compensation Committee of the Board of Directors exceeds the fair market value of a Class A Unit as of the grant date of the applicable SAR award agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, option to purchase, easement or other encumbrance or similar restriction; provided, that non-exclusive license agreements with third parties entered into in the Ordinary Course of Business shall not be considered “Encumbrances.”

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary of the Company.

“Escrow Agent” means U.S. Bank, National Association, as escrow agent under the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement among Purchaser, each Seller and Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Escrow Amount” means $73,112,000.

“Escrowed Funds” means, at any time, the aggregate of all amounts remaining in the Sellers’ Escrow Accounts pursuant to the Escrow Agreement, including all undistributed earnings thereon.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Sections 4.2, 4.3(a), 4.5(a), 4.16, 4.20, 5.1, 5.2(a), 5.5 and 5.8.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

“Governmental Entity” means any federal, state, local or foreign court, government, arbitral tribunal, department, commission, agency, or other regulatory, administrative or governmental authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property and services (but excluding any (i) accounts payable incurred in the Ordinary Course of Business and (ii) deferred compensation obligations incurred in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) all capital lease obligations, (f) all guarantee obligations of the foregoing, and (g) all obligations of any kind referenced in clauses (a) through (f) above secured by any lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Software, Trade Secrets, and other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions).

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of any of the individuals listed on Schedule 1.1 after consultation with his or her direct reports on the matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity.

“Leased Real Property” means real property leased or occupied by the Company.

“Legacy Affiliate Agreement” means each Affiliate Agreement between the Company and any Member or Newspaper Affiliate of any Member as in effect as of the date hereof.

“Legal Proceeding” means any action, suit, proceeding, claim, demand, complaint or arbitration before any Governmental Entity.

“LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of September 30, 2001, as amended through the date of this Agreement.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties and expenses (including reasonable attorneys’ fees, witness fees, court filing fees, arbitration fees or costs, reasonable fees of investigators, consultants, accountants and other professionals, other reasonable costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Material Adverse Effect” means any event, change or effect that (a) is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company or (b) would reasonably be expected to prevent or materially delay the consummation by the Sellers of the Contemplated Transactions; provided, however, that, in the case of clause (a) only, no adverse effect to the extent attributable to the following events, changes or effects shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any loss of or adverse change in the relationship of the Business with its employees, customers, partners or suppliers arising out of the announcement, pendency or consummation of the Contemplated Transactions; (ii) any event, change or effect (A) in the domestic or international financial, credit, securities or commodities markets, or domestic or international economic, regulatory or political conditions in general or (B) in the industries and markets in which the Business operates in general; (iii) the failure of the Business to meet internal or published sales, earnings or other financial or non-financial projections and estimates (but not including any event, change or effect underlying such failure of the Business); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes or anticipated changes in any Law applicable to the Business or to GAAP; (vi) any action expressly required or permitted to be taken pursuant to this Agreement or any Ancillary Agreement; or (vii) any action or inaction by Purchaser, or approved or consented to by Purchaser after the date hereof (provided that the exercise by Purchaser of its rights under this Agreement or any Ancillary Agreement shall not be captured by this clause (vii)); provided further that, with respect to clauses (ii), (iv) or (v), such matters shall be disregarded solely to the extent that the impact of such matters is not disproportionately adverse to the Business compared to other businesses in the Business’s industry (and if the impact of such matters is disproportionately adverse, then the extent of such disproportionate impact may be considered in determining whether a Material Adverse Effect has occurred).

“Member” means each Member (as defined in the LLC Agreement).

“New Affiliation Agreement” means an Affiliation Agreement, in the form attached hereto as Exhibit A-1 through A-4, as applicable, and with such changes thereto as may be required pursuant to the terms of this Agreement, to be entered into between the Company, on the one hand, and each Seller (and, WPC LLC and Tribune Publishing Company, with respect to Graham Holdings Company and Tribune Media Company, respectively) and its Newspaper Affiliates, on the other hand, at the Closing, effective as of the Closing Date.

“Newspaper Affiliate” means, with respect to any Seller, an Affiliate of such Seller that sells or otherwise provides products or services of the Business pursuant to any Legacy Affiliate Agreement or, with respect to Graham Holdings Company, WPC LLC.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Party” means the individual designation of Purchaser, the Company and the Sellers.

“Patents” means United States and foreign patents and patent applications, including provisional patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations and extensions.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, franchises, variances, authorizations and similar rights issued by or obtained from any Governmental Entity (including those relating to the occupancy or use of owned or Leased Real Property).

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are adequately reserved in accordance with GAAP; (b) mechanics’, materialmen’s, architects’, carriers’, workers’, repairers’, warehousemen’s, landlords’ and other like statutory Encumbrances arising or incurred in the Ordinary Course of Business, securing payments either not yet due or that are being contested in good faith by appropriate proceedings; (c) Encumbrances in favor of the lessors under equipment leases with third parties entered into in the Ordinary Course of Business; and (d) such Encumbrances as do not, individually or in the aggregate, materially impair the ownership, use or operation of the assets to which they relate.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, joint-stock company, trust or unincorporated organization.

“Pre-Closing Distribution” means a distribution to the Members of Distributable Funds (as defined in the LLC Agreement) in accordance with Article VI of the LLC Agreement immediately prior to the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Effective Time.

“Pro Rata Share” means the percentage interest of each Seller as set forth on Schedule 2.1 hereto.

“Purchaser Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Purchaser under this Agreement, including the Escrow Agreement and the New Affiliation Agreements.

“Purchaser Group Members” means Purchaser and its Representatives (including the Company, following the Closing), and their respective successors and assigns.

“Purchaser Material Adverse Effect” means any event, change or effect that would reasonably be expected to prevent or materially delay the consummation by Purchaser of the Contemplated Transactions.

“Purchaser Subsidiaries” means the subsidiaries of Purchaser listed on the signature pages to this Agreement which are existing Members.

“Representative” means, with respect to any Person, such Person’s Affiliates and the officers, directors, employees, agents, attorneys and advisors of such Person and its Affiliates.

“Required Sellers” means any combination of three (3) of the four (4) Sellers.

“Schedules” means the schedules provided by the Sellers and the Company to Purchaser on the date hereof.

“SAR” means a share appreciation right granted under the SAR Plan.

“SAR Participants” means the active employees of the Company as of the Effective Time who have been granted an award by the Company under the SAR Plan.

“SAR Plan” means the Company’s Share Appreciation Rights Plan and related award agreements.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Sellers (and WPC LLC and Tribune Publishing Company, with respect to Graham Holdings Company and Tribune Media Company, respectively) or any one of them under this Agreement, including the Escrow Agreement and the applicable New Affiliation Agreement.

“Seller Group Members” means, with respect to any given Seller, such Seller and its Representatives (other than the Company), and their respective successors and assigns.

“Seller Material Adverse Effect” means any event, change or effect that would reasonably be expected to prevent or materially delay the consummation by the applicable Seller of the Contemplated Transactions.

“Seller Subsidiaries” means Graham Holdings Company and the undersigned subsidiaries of Tribune Media Company, The McClatchy Company and A. H. Belo Corporation listed on the signature pages to this Agreement as Seller Subsidiaries. For the avoidance of doubt, since Graham Holdings Company owns its Units directly, it shall be treated as both a Seller and Seller Subsidiary for the purposes of this Agreement.

“Software” means computer software programs and software systems, including all databases, compilers, decompilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Subsidiary” means with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person or (b) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.

“Target” means $67,482,947.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (a) any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, value-added, escheat, unclaimed or abandoned property, stamp or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (b) liability of the Company for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax sharing arrangement or Tax indemnity arrangement.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination of Employment” means the termination of full-time employment with the Company for any reason, including, but not limited to, by reason of death, disability, retirement, resignation or termination by the Company, with or without good reason.

“Trade Secrets” means know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents of the Company that may cover or protect any of the foregoing.

“Trademarks” means United States, state and foreign trademarks, service marks in Internet domain names, logos, designs, slogans, product and service names, trade dress, trade names, corporate names and other designations of origin, whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing.

“Tribune Publishing Company” means Tribune Publishing Company, a Delaware corporation.

“Units” means the Class A Units of the Company (the “Class A Units”), Class B Units of the Company (the “Class B Units”) and the Class A Preferred Units of the Company (the “Class A Preferred Units”), in each case as defined in the LLC Agreement.

“WPC LLC” means WP Company LLC, a Delaware limited liability company and the owner of The Washington Post newspaper.

(b)          For reference purposes only, the following terms are defined in the Sections hereof listed below:

Defined Term	Section
Adjustment Objection Notice	2.4(b)(ii)
Agreement	Preamble
Apartments.com Escrow Agreement	6.12(a)
Apartments.com Purchase Agreement	6.12(a)
Balance Sheet	4.8
Balance Sheet Date	4.8
Claim Notice	9.3(a)
Closing	2.2
Closing Adjustment Calculation	2.4(b)(ii)
Closing Date Balance Sheet	2.3(b)(ii)
Closing Date	2.2
Company	Preamble
Company Employee	6.13(a)
Company Policies	4.17
Company Registered IP	4.13(a)
Company Securities	4.5(a)
Deductible	9.5(c)
Effective Time	2.2
End Date	10.1(e)
Escrow Accounts	2.5
Estimated Adjustment	2.4(b)(i)
Estimated Net Working Capital	2.3(b)(i)
Financial Statements	4.8
Governmental Authorizations	4.7(a)
Inbound License Agreements	4.13(e)
Indemnified Party	9.3(a)
Indemnitor	9.3(a)
Initial Purchase Price	2.1(b)
Leases	4.12
Material Contracts	4.11(b)
Network P&L	5.6
Outbound License Agreements	4.13(e)
Per Claim Threshold	9.5(b)
Personal Data	4.13(i)
Preliminary Adjustment Calculation	2.4(b)(i)
Preliminary Balance Sheet	2.3(b)(i)
Purchase Price	2.1(a)
Purchased Units	Recitals
Purchaser	Preamble
Purchaser Burdensome Condition	6.7(b)

Defined Term	Section
Securities Act	4.5(a)
Seller	Preamble
Seller Burdensome Condition	6.7(b)
Straddle Period	4.16(b)
Tax Matter	6.9(e)
Third Person Claim	9.3(a)
Transfer	6.4(c)

1.2.          References. Except as otherwise expressly provided in this Agreement, for all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated “Articles,” “Sections,” “Exhibits” and other subdivisions are to the designated Articles, Sections, Exhibits, and other subdivisions of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) “including” and “includes” shall be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (vii) unless the context otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; (viii) references to statutes shall include all regulations promulgated thereunder, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; (ix) all references in this Agreement to dollars or “$” means United States dollars; (x) references to any Person shall include all predecessors of such Person, as well as all permitted successors and assigns; and (xi) all references in this Agreement to days means calendar days unless Business Days are specified.

ARTICLE II.

THE ACQUISITION

2.1.        Purchase and Sale of the Purchased Units at Closing.

(a)          Purchaser and each of the Sellers, severally and not jointly, hereby agrees that upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Purchaser shall purchase from each Seller Subsidiary, and each Seller Subsidiary shall sell, transfer and deliver to Purchaser, all of the Units owned by such Seller Subsidiary, in each case free and clear of all Encumbrances (other than those set forth in the Certificate of Formation or the LLC Agreement and under applicable securities Laws). The aggregate purchase price to be paid by Purchaser for the Purchased Units (the “Purchase Price”) shall be $1,827,800,000, as adjusted pursuant to Section 2.3 and Section 2.4, less any amounts paid to Purchaser in accordance with Article IX and the Escrow Agreement.

(b)          At the Closing, Purchaser shall (i) pay to each Seller such Seller’s Pro Rata Share of $1,827,800,000, as adjusted pursuant to Section 2.3(b)(i) and Section 2.4(b)(i), minus such Seller’s Pro Rata Share of the Escrow Amount (the “Initial Purchase Price”), by wire transfer of immediately available funds to the bank account of each Seller specified by such Seller to Purchaser at least three Business Days prior to the Closing, and (ii) pay to the Escrow Agent the Escrow Amount, by wire transfer of immediately available funds to the bank account of the Escrow Agent designated in the Escrow Agreement.

2.2.        The Closing. The Closing shall take place at the offices of Nixon Peabody LLP in Washington, D.C. at 10:00 a.m. local time on October 1, 2014 or, if all of the conditions to the Closing set forth in Article VII (other than those that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have not been satisfied one Business Day prior to such date, on the fourth Business Day after the date on which all of the conditions to the Closing set forth in Article VII (other than those that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been met (the “Closing”). The date on which the Closing is held is sometimes referred to herein as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”). All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

2.3.        Working Capital Adjustment.

(a)          Balance Sheet Test. The Sellers and Purchaser agree that the Purchase Price will be adjusted as of the Effective Time such that (i) if at the Effective Time the Closing Date Net Working Capital is more than the Target, the Purchase Price will be increased by 73.1% of the amount of such excess and (ii) if at the Effective Time the Closing Date Net Working Capital is less than the Target, the Purchase Price will be reduced by 73.1% of the amount of such shortfall. Attached hereto as Exhibit C is an example of a Closing Date Balance Sheet, including a calculation of the Closing Date Net Working Capital as of June 30, 2014, based on the Company’s balance sheet as of such date, which is included solely to illustrate the Parties’ intentions regarding the provisions of this Section 2.3.

(b)         Adjustment Calculations. The Estimated Net Working Capital and Closing Date Net Working Capital will be calculated as follows:

(i)          The Company and the Sellers shall deliver to Purchaser not less than two Business Days prior to the anticipated Closing Date an estimated balance sheet of the Company prepared as of the Effective Time, which shall be reflected on a preliminary statement consented to by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that if such consent has been withheld and no agreement between the Sellers and Purchaser can be reached after good faith negotiations during such period, the estimated balance sheet as initially delivered shall be used for purposes of this Section 2.3(b)(i)) (the “Preliminary Balance Sheet”) that sets forth a good faith estimate of the Closing Date Net Working Capital (including the effect of the Pre-Closing Distribution) (the “Estimated Net Working Capital”), which Preliminary Balance Sheet and Estimated Net Working Capital shall be prepared and calculated on a basis consistent with the preparation and calculation of the example set forth in Exhibit C (so long as such preparation and calculation is in accordance with the definition of Closing Date Net Working Capital). If the Estimated Net Working Capital is less than the Target, the Initial Purchase Price payable at the Closing as provided in Section 2.1(b) shall be reduced by 73.1% of the amount of such difference. If the Estimated Net Working Capital is greater than the Target, the Initial Purchase Price payable at Closing as provided in Section 2.1(b) shall be increased by 73.1% of the amount of such difference.

(ii)         Within 120 days after the Closing Date, Purchaser will prepare and deliver to the Sellers the balance sheet of the Company prepared as of the Effective Time, which shall be reflected on a statement (the “Closing Date Balance Sheet”) that sets forth the Closing Date Net Working Capital, which Closing Date Balance Sheet and Closing Date Net Working Capital shall be prepared and calculated on a basis consistent with the preparation and calculation of the example set forth in Exhibit C (so long as such preparation and calculation is in accordance with the definition of Closing Date Net Working Capital), and showing the recalculation, if any, of adjustments reflected on the Preliminary Balance Sheet. The Sellers shall have 60 days to review the Closing Date Balance Sheet. The Sellers shall be deemed to have accepted the determination set forth in the Closing Date Balance Sheet, which shall be final and binding on all Parties, unless within 60 days after receipt of the Closing Date Balance Sheet the Required Sellers notify Purchaser in writing of the Required Sellers’ objection to the Closing Date Balance Sheet, which notice shall set forth the Required Sellers’ proposed Closing Date Balance Sheet (the “Objection Notice”). If the Required Sellers timely provide an Objection Notice, Purchaser shall promptly meet with Representatives of the Required Sellers and attempt in good faith to reach a resolution of such disagreement. If any such dispute cannot be resolved by Purchaser and the Required Sellers within 30 days after the delivery of the Objection Notice, the dispute shall be referred to the Accounting Firm. The Required Sellers, on the one hand, and Purchaser, on the other hand, each shall submit its determination of the Closing Date Balance Sheet to the Accounting Firm and all work papers and back-up materials relating thereto requested by the Accounting Firm. The Accounting Firm shall be authorized to resolve only those items in dispute within the range of the difference between the Required Sellers’ determination of the Closing Date Balance Sheet and Purchaser’s determination of the Closing Date Balance Sheet. The Parties shall cause the Accounting Firm to make a determination within 30 days after submission of the dispute to the Accounting Firm. The determination of the Accounting Firm shall be final and binding on each Party, including all of the Sellers. The fees and expenses of the Accounting Firm shall be split equally between Purchaser, on the one hand, and the Sellers in accordance with their Pro Rata Shares, on the other hand. Purchaser and the Sellers agree that the procedure set forth in this Section 2.3(b) for resolving disputes with respect to the Closing Date Balance Sheet shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Purchaser or the Sellers from instituting litigation to enforce the determination of the Accounting Firm.

(c)          Mechanics. If on the date on which the Closing Date Balance Sheet is finally determined pursuant to Section 2.3(b)(ii) the Closing Date Net Working Capital set forth on such final Closing Date Balance Sheet is more than the Estimated Net Working Capital, Purchaser shall, within three Business Days, pay to the Sellers, by wire transfer or other delivery of immediately available funds to the bank accounts of the Sellers specified by the Sellers, an amount equal to each Seller’s Pro Rata Share of 73.1% of such difference, and if on the date on which the Closing Date Balance Sheet is finally determined pursuant to Section 2.3(b)(ii), the Closing Date Net Working Capital set forth on such final Closing Date Balance Sheet is less than the Estimated Net Working Capital, the Escrow Agent shall, within three Business Days, release 73.1% of such difference to Purchaser from each Seller’s Escrow Account in accordance with each Seller’s Pro Rata Share pursuant to the terms of the Escrow Agreement, and the Sellers agree to provide written instructions to the Escrow Agent for the release of such amount to Purchaser.

2.4.        Adjustments to the Purchase Price Based on Closing Indebtedness and Closing Expenses .

(a)         Adjustment. The Sellers and Purchaser agree that the Purchase Price will be adjusted as of the Effective Time to be reduced (i) by 73.1% of the amount of any Closing Indebtedness and (ii) dollar for dollar by the amount of Closing Expenses.

(b)         Adjustment Calculations. The Closing Indebtedness and Closing Expenses will be calculated as follows:

(i)          The Company and the Sellers shall deliver to Purchaser not less than two Business Days prior to the anticipated Closing Date an estimated calculation of the amount of Closing Indebtedness and Closing Expenses as of the Effective Time, which shall be reflected on a preliminary statement consented to by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that if such consent has been withheld and no agreement between the Sellers and Purchaser can be reached after good faith negotiations during such period, the calculations as initially delivered shall be used for purposes of this Section 2.4(b)(i)) (the “Preliminary Adjustment Calculation”) that sets forth good faith estimates of the Closing Indebtedness and Closing Expenses and the resulting adjustment calculated in accordance with Section 2.4(a) (the “Estimated Adjustment”). The Initial Purchase Price payable at the Closing as provided in Section 2.1(b) shall be reduced by the Estimated Adjustment.

(ii)         Within 120 days after the Closing Date, Purchaser will prepare and deliver to the Sellers its calculation (the “Closing Adjustment Calculation”) of the Closing Indebtedness and Closing Expenses as of the Effective Time and showing the recalculation, if any, of adjustments reflected on the Preliminary Adjustment Calculation, in each case calculated in accordance with Section 2.4(a). The Sellers shall have 60 days to review the Closing Adjustment Calculation. The Sellers shall be deemed to have accepted the determination set forth in the Closing Adjustment Calculation, which shall be final and binding on all Parties, unless within 60 days after receipt of the Closing Adjustment Calculation the Required Sellers notify Purchaser in writing of the Required Sellers’ objection to the Closing Adjustment Calculation, which notice shall set forth the Required Sellers’ proposed Closing Adjustment Calculation (the “Adjustment Objection Notice”). If the Required Sellers timely provide an Adjustment Objection Notice, Purchaser shall promptly meet with Representatives of the Required Sellers and attempt in good faith to reach a resolution of such disagreement. If any such dispute cannot be resolved by Purchaser and the Required Sellers within 30 days after the delivery of the Adjustment Objection Notice, the dispute shall be referred to the Accounting Firm. The Required Sellers, on the one hand, and Purchaser, on the other hand, each shall submit its determination of the Closing Adjustment Calculation to the Accounting Firm and all work papers and back-up materials relating thereto requested by the Accounting Firm. The Accounting Firm shall be authorized to resolve only those items in dispute within the range of the difference between the Required Sellers’ determination of the Closing Adjustment Calculation and Purchaser’s determination of the Closing Adjustment Calculation. The Parties shall cause the Accounting Firm to make a determination within 30 days after submission of the dispute to the Accounting Firm. The determination of the Accounting Firm shall be final and binding on each Party, including all of the Sellers. The fees and expenses of the Accounting Firm shall be split equally between Purchaser, on the one hand, and the Sellers in accordance with their Pro Rata Shares, on the other hand. Purchaser and the Sellers agree that the procedure set forth in this Section 2.4(b) for resolving disputes with respect to the Closing Adjustment Calculation shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Purchaser or the Sellers from instituting litigation to enforce the determination of the Accounting Firm.

(c)          Mechanics. If on the date on which the Closing Adjustment Calculation is finally determined pursuant to Section 2.4(b)(ii) the total adjustment set forth on such final Closing Adjustment Calculation results in a Purchase Price greater than the Purchase Price that would have resulted from the Estimated Adjustment, Purchaser shall, within three Business Days, pay to the Sellers, by wire transfer or other delivery of immediately available funds to the bank accounts of the Sellers specified by the Sellers, an amount equal to each Seller’s Pro Rata Share of such difference, and if on the date on which the Closing Adjustment Calculation is finally determined pursuant to Section 2.4(b)(ii), the total adjustment set forth on such final Closing Adjustment Calculation results in a Purchase Price less than the Purchase Price that would have resulted from the Estimated Adjustment, the Escrow Agent shall, within three Business Days, release such difference to Purchaser from each Seller’s Escrow Account in accordance with each Seller’s Pro Rata Share pursuant to the terms of the Escrow Agreement, and the Sellers agree to provide written instructions to the Escrow Agent for the release of such amount to Purchaser.

2.5.        Escrow Agreement. At the Closing, Purchaser, each Seller and Escrow Agent shall enter into the Escrow Agreement, pursuant to which the Escrow Amount shall be deposited by Purchaser into separate escrow accounts for each Seller (the “Escrow Accounts”) in accordance with each Seller’s Pro Rata Share for the purpose of securing Sellers’ obligations pursuant to Sections 2.3 and 2.4 and Article IX, to be released as provided herein and in the Escrow Agreement. Pursuant to the terms of the Escrow Agreement, the Escrowed Funds remaining in the Escrow Accounts will be released to the Sellers 12 months following the Closing Date; provided, that to the extent any claim on any Escrowed Funds remains outstanding in accordance with this Agreement and the Escrow Agreement, the amount of such claim will remain in escrow until such claim is resolved in accordance with Section 2.3, Section 2.4 or Section 9.3, as applicable, and the Escrow Agreement.

2.6.        Section 754 Election.

(a)          Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Company shall attach a properly completed election statement to the Company’s Tax Returns for its taxable year that will end on or include the Closing Date (as applicable) pursuant to Section 754 of the Code (and any similar provisions of applicable state, local or foreign Law) effective for the Tax period that includes the Closing Date. The Party responsible for filing the relevant Tax Return pursuant to this Agreement shall cause the election to be filed.

(b)          Purchaser, Sellers and the Company shall cooperate as provided herein in determining the allocation of the Purchase Price and other applicable items, as a result of the Section 754 election made pursuant to clause (a), among the Company’s assets in accordance with Code Section 755 and for purposes of (x) Treasury Regulations Section 1.743-1(d)(2) in determining the applicable adjustment to the U.S. federal Income Tax basis of the Company’s assets and (y) Treasury Regulations Section 1.751-1(a)(2) in determining the character of each Seller’s gain or loss, as the case may be, for U.S. federal income Tax purposes in respect of the Contemplated Transactions. Purchaser shall initially determine such allocation and shall notify the Sellers in writing of the allocation so determined within 60 days after the Closing Date. The Sellers shall be deemed to have accepted such determination, which shall be final and binding on all Parties, unless the Required Sellers notify Purchaser in writing of the Sellers’ proposed allocation within 30 days after delivery of Purchaser’s proposed allocation. If the Required Sellers provide such notice to Purchaser in such 30-day period, then Purchaser shall promptly meet with Representatives of such Required Sellers and attempt in good faith to reach a resolution of such disagreement. If they are unable to do so within 30 days, the matter shall be referred to the Accounting Firm. The decision of the Accounting Firm shall be binding on all Parties, including each Seller. The Accounting Firm’s fees shall be shared equally by Purchaser, on one hand, and the Sellers in accordance with their Pro Rata Shares, on the other. Neither Purchaser, the Company nor any Seller shall take any position for Tax purposes that is inconsistent with the final allocation determined hereunder unless such position would be consistent with a final agreement with the IRS or a final determination of a court of competent jurisdiction.

2.7.        Employee Compensatory Arrangements.

(a)          Purchaser agrees to continue the Company’s Long Term Incentive Plan without amendment (other than amendment required by Law).

(b)          With respect to each SARs Participant who provides a written consent on or before the Effective Time, each outstanding SAR award agreement granted to such SAR Participant shall be modified to fully vest the award agreement as of the Effective Time with a fixed payout equal to the amount of his or her applicable Employee Compensatory Arrangement in accordance with Schedule 2.7(b). Vested awards shall be paid at the time specified under, and subject to the terms of, the SAR Plan as modified by the previous sentence; provided, that notwithstanding the foregoing, a SAR Participant’s award shall be forfeited only in the event that such SAR Participant is terminated by the Company for Cause (as defined in the SAR Plan). The Company shall use its commercially reasonable efforts to obtain such written consents from all SAR Participants, in a form reasonably acceptable to Purchaser and its counsel, promptly following the date of this Agreement, which written consents and vesting of outstanding awards shall be conditioned upon the occurrence of the Effective Time. Purchaser shall perform, or cause the Company to perform, the obligations under this Section 2.7(b).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers that the statements contained in this Article III are true and correct as of the date of this Agreement and, if the Closing occurs, as of the Closing Date as though made on the Closing Date:

3.1.        Organization, Good Standing and Qualification of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite power and authority to carry on the businesses in which it is engaged and to consummate the Contemplated Transactions.

3.2.        Authorization of the Transaction. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Purchaser Ancillary Agreements and the consummation by Purchaser of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part Purchaser. This Agreement has been, and upon their execution each of the Purchaser Ancillary Agreements will have been, duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon their execution each of the Purchaser Ancillary Agreements will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

3.3.        Non-Contravention. Neither the execution and delivery by Purchaser of this Agreement or the Purchaser Ancillary Agreements, nor the consummation by Purchaser of the Contemplated Transactions, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Purchaser, (b) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which Purchaser is a party or by which it is bound or to which any of its material assets is subject or (c) violate any Law applicable to Purchaser or any of its properties or assets, except, in the case of clauses (b) and (c), as would not have a Purchaser Material Adverse Effect.

3.4.        Governmental Consents. The execution and delivery by Purchaser of this Agreement do not, and the performance of its obligations hereunder and the consummation of the Contemplated Transactions will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity except (a) for requirements under the HSR Act, the Exchange Act and the applicable notice requirements of the New York Stock Exchange and (b) to the extent that the failure to obtain any such consent, approval, authorization or Permit, make such filing or make such notification would not have a Purchaser Material Adverse Effect.

3.5.          Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of the employees and Representatives of Purchaser involved in the drafting or negotiation of this Agreement or the Purchaser Ancillary Agreements, threatened seeking to prevent, hinder, modify, delay or challenge the Contemplated Transactions. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of the employees and Representatives Purchaser involved in drafting or negotiation of this Agreement or the Purchaser Ancillary Agreements, threatened, by or before any Governmental Entity, that would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

3.6.          Sufficiency of Funds. Purchaser has, and will have as of the Closing, sufficient cash and access to funds to pay the Purchase Price and all costs, fees and expenses to be paid by Purchaser that are necessary to consummate the Contemplated Transactions.

3.7.          No Brokers. There is no broker, finder or agent who has been retained or is authorized to act on behalf of Purchaser or any of its Affiliates who might be entitled to any fees or commissions from the Company or Sellers or any of their respective Affiliates with respect to the Contemplated Transactions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE COMPANY

The Company represents and warrants to Purchaser that, except as set forth in a Schedule hereto, the statements contained in this Article IV are true and correct as of the date of this Agreement and, if the Closing occurs, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date (it being understood that the disclosure of an item in one Section of the Schedules shall be deemed to modify and limit both (x) the representations and warranties contained in the Section to which it corresponds, and (y) any other representation and warranty of the Company in this Agreement to which the relevance of such item or exception in such other Section of the Schedules is reasonably apparent):

4.1.          Organization, Good Standing and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted and to consummate the Contemplated Transactions. Except as would not have a Material Adverse Effect, the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership or use of the properties owned by it, or the nature of the activities conducted by it, requires such qualification. The Company is not in default under or in violation of any provision of the Certificate of Formation or the LLC Agreement.

4.2.        Authorization; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and the Company Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Company Ancillary Agreements and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company manager and member action. This Agreement has been, and upon their execution each of the Company Ancillary Agreements will have been, duly executed and delivered by the Company. This Agreement constitutes, and upon its execution each of the Company Ancillary Agreements will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

4.3.        Non-Contravention. Neither the execution and delivery by the Company of this Agreement or the Company Ancillary Agreements, nor the consummation by the Company of the Contemplated Transactions, will (a) conflict with or violate any provision of the Certificate of Formation or LLC Agreement, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which the Company is a party or by which the Company is bound or to which any of its material assets is subject or (c) violate any Law applicable to the Company or any of its properties, assets or rights, except, in the case of clauses (b) and (c), as would not have a Material Adverse Effect.

4.4.        Governmental Consents. The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder and the consummation by it of the Contemplated Transactions will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity except (a) for requirements under the HSR Act, (b) for requirements with respect to Purchaser and the Sellers under the Exchange Act, (c) applicable stock exchange notification requirements of Purchaser and the Sellers, (d) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, or (e) to the extent that the failure to obtain any such consent, approval, authorization or Permit, make such filing or make such notification would not have a Material Adverse Effect.

4.5.        Capitalization; Subsidiaries; Investments.

(a)          179,162,623 Class A Units of the Company are issued and outstanding. No Class A Preferred Units of the Company or Class B Units of the Company are issued and outstanding. Except as set forth in this Section 4.5(a), there are no issued, reserved for issuance or outstanding, or any outstanding agreements, instruments or understandings obligating the Company to issue, sell or deliver (or cause to be issued, sold or delivered) any, (i) membership interests or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for membership interests or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any membership interests, or other ownership interests in the Company or any securities convertible into or exchangeable for membership interests or other ownership interests in the Company or (iv) restricted units, unit appreciation rights, performance units, profits interests or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of any membership interests or other voting securities of or ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Schedule 4.5(a) sets forth (i) each issued and outstanding Company Security, including the type of Company Security and the record holder thereof, and (ii) all issued and outstanding SARs. Except for the LLC Agreement, neither the Company nor, to the Knowledge of the Company, any holder of Units, is a party to any securityholder agreement, voting trust agreement, investor rights agreement, registration rights agreement or any other similar Contract restricting or otherwise relating to the issuance, voting, dividend, ownership, registration or transfer rights of any Units. The Units were offered, issued, sold and delivered in accordance with the registration or qualification provisions of the Securities Act of 1933 (the “Securities Act”) and any relevant state securities Laws, or pursuant to valid exemptions therefrom, and, except as set forth in the LLC Agreement, are not subject to preemptive rights created by statute or any Contract.

(b)          The Company does not have any Subsidiaries. Schedule 4.5(b) sets forth each direct or indirect equity participation or similar interest the Company has in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity, along with a complete and accurate list of all equity securities held by the Company. With respect to each entity set forth on Schedule 4.5(b): (i) the Company has delivered to Purchaser complete and accurate copies of the applicable certificates of incorporation, articles of organization, bylaws, operating agreements and other organizational documents of such entity, together with any other agreement between the Company and any other person or entity or any instrument which defines the rights of the Company with respect to such equity investment; (ii) the Company has delivered to Purchaser complete and accurate copies of each securityholder agreement, voting trust agreement, investor rights agreement or any other similar Contract restricting or otherwise relating to the voting, dividend, ownership, registration or transfer rights of any of the equity securities so owned by the Company; (iii) the Company owns such equity securities and has not granted an Encumbrance therein and the Company is under no obligation (contingent or otherwise) to make any capital contributions or restore any negative capital account balances with respect to such equity securities; and (iv) the execution and delivery by the Company of this Agreement and the Company Ancillary Agreements and the consummation of the Contemplated Transactions will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under the applicable certificates of incorporation, articles of organization, bylaws, operating agreements, or other organizational documents of such entity, or any material agreement or instrument relating thereto.

4.6.        Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, by or before any Governmental Entity or by any third party that relates to or arose out of the Company or the Business (a) seeking damages in excess of $100,000, (b) pursuing any criminal sanctions or penalties, (c) seeking equitable or injunctive relief or (d) that would otherwise have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Contemplated Transactions. As of the date hereof, there is no material Legal Proceeding by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

4.7.        Compliance with Laws; Governmental Authorizations.

(a)          As of the date hereof, the Company owns, holds or possesses all material Permits which are necessary to own, lease, operate and use its assets and properties and to carry on and conduct the Business substantially as currently conducted or currently proposed to be conducted (herein collectively called “Governmental Authorizations”).

(b)          Schedule 4.7(b) lists each Governmental Authorization as of the date hereof, complete and correct copies of which have heretofore been delivered or made available to Purchaser. The Company has fulfilled and performed in all material respects its obligations under each Governmental Authorizations, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Authorizations. Except as would not result in a Material Adverse Effect, each of the Governmental Authorizations is valid, subsisting and in full force and effect, in each case without (a) the occurrence of any breach, default or forfeiture of rights thereunder or (b) the consent, approval, or act of, or the making of any filing with, any Governmental Entity or other party.

(c)          The Company has complied in all material respects with all Laws which are applicable to the Company or its Business.

4.8.        Financial Statements. The Company has delivered to Purchaser true and complete copies of the financial statements required to be delivered to the Class A Members (as defined in the LLC Agreement) pursuant to Section 11.4 of the LLC Agreement for the years ended December 31, 2012 and 2013 and on an unaudited basis for the six-month period ended June 30, 2014 (the “Financial Statements”), including a Company balance sheet (the “Balance Sheet”) dated as of June 30, 2014 (the “Balance Sheet Date”). The Financial Statements fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates and for the respective periods covered by such Financial Statements, except as noted therein and subject to normal year-end adjustments in the case of the financial statements for the six-month period ended June 30, 2014, and are consistent with the books and records of the Company in all material respects. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such Financial Statements, except as noted therein and subject to normal year-end adjustments in the case of the financial statements for the six-month period ended June 30, 2014. The Company complied, in all material respects, with the Billing Reconciliation Process in compiling the Network P&L previously furnished to Purchaser.

4.9.        Company Liabilities. Except as disclosed in the Financial Statements or as incurred in the Ordinary Course of Business after the Balance Sheet Date, the Company does not have any liabilities or obligations of any kind whatsoever (including unasserted claims or liabilities not required to be disclosed on a balance sheet in accordance with GAAP), whether accrued, contingent, absolute or otherwise, and whether known or unknown, except in each case as would not have a Material Adverse Effect.

4.10.      Operations Since Balance Sheet Date. During the period from the Balance Sheet Date to the date hereof, inclusive, (i) the Company has conducted the Business only in the Ordinary Course of Business and (ii) there has been no Material Adverse Effect.

4.11.      Material Contracts.

(a)         Schedule 4.11 lists all of the following Contracts to which the Company is a party as of the date hereof:

(i)          any Contract related to Indebtedness;

(ii)         any joint venture, partnership or other arrangement involving a sharing of profits involving the Company, other than the LLC Agreement;

(iii)        any Contract for the acquisition, sale or lease of properties or assets with a value in excess of $1 million other than sales of properties or inventories in the Ordinary Course of Business;

(iv)        any Contract (A) restricting any right of the Company to compete with any Person or in any line of business or geographic area or during any period of time or (B) restricting any right of the Company to sell to or purchase from any Person, or that grants the other Person “most favored nation” status or exclusivity, other than the Legacy Affiliate Agreements;

(v)         any Contract or group of related Contracts for capital expenditures in excess of $1 million for any single project or related series of projects;

(vi)        any Contract with any customer or advertiser under which the Company received revenues in excess of $1 million during the last year;

(vii)       any services Contract involving payments by the Company in excess of $1 million during the last year;

(viii)      any Contract which evidences a “trade” or “barter” transaction in which the Company would receive goods or services from the customer or vendor in exchange for furnishing goods or services after the date of this Agreement;

(ix)         any Contract providing for material indemnification rights or obligations to or from any Person (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business), other than the LLC Agreement;

(x)          other than the Legacy Affiliate Agreement and the LLC Agreement, any Contract with any Seller or any Affiliate of any Seller or any director or officer of the Company;

(xi)         all Legacy Affiliation Agreements (other than Legacy Affiliation Agreements between the Company and Purchaser or any of its Newspaper Affiliates) and similar affiliation Contracts for the sale of the Company’s products and services with any Person that is not an Affiliate of Purchaser or any Seller;

(xii)        any Contract with any Governmental Entity;

(xiii)       any Contract with employees of or consultants to the Company that involves a commitment for annual consideration with a value in excess of $250,000 that cannot be terminated by the Company without liability upon prior notice of 30 days or less;

(xiv)      any other Contract that involves annual commitments in excess of $1 million that cannot be terminated by the Company without penalty upon prior notice of 30 days or less.

(b)          As of the date hereof, each of the Leases and Contracts listed or required to be listed on Schedules 4.11, 4.12, 4.13(e)(1) or 4.13(e)(2) (collectively, the “Material Contracts”) constitutes a valid and binding obligation of the Company (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law)), and is in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Company. To the Knowledge of the Company, as of the date hereof, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute any default or breach by the Company or any other party thereto, except for such breaches, defaults, events or conditions that would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Company. Complete and correct copies of each of the Material Contracts have heretofore been delivered to Purchaser.

(c)          There are no outstanding powers of attorney executed on behalf of the Company.

(d)          Schedule 4.11(d) sets forth (i) a list of each Seller’s 20 largest advertising customers with respect to the Business and (ii) all “major accounts” or “national accounts” of cars.com as provided under the Legacy Affiliate Agreements, in each case as of the date hereof.

4.12.      Real Property; Leases. The Company does not own and never has owned any real property, and does not possess any option to purchase any real property. Schedule 4.12 hereto contains a list of all leases and subleases pursuant to which the Company leases or subleases from another party any real property (the “Leases”) to which the Company is a party. The Company has provided to Purchaser true, correct and complete copies of each Lease, together with all written agreements (including any subordination or non-disturbance agreements) and estoppel certificates previously executed by or delivered to the Company pertaining to any Lease. With respect to each Lease: (a) no consent or approval of any Person is required with respect to any Lease for the consummation of the Contemplated Transactions; (b) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold and has not committed or obligated the Company in any manner whatsoever to assign any Lease or sublease any of the Leased Real Property to any Person other than as contemplated by this Agreement; and (c) to the Knowledge of the Company, there is no Encumbrance applicable to any Leased Real Property which could reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Real Property.

4.13.     Intellectual Property; Software.

(a)          Schedule 4.13(a) sets forth a true and complete list of all registered Patents, Copyrights, Trademarks, service marks and domain registrations, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Company as of the date hereof (collectively, “Company Registered IP”). All Company Registered IP (other than patent applications or applications to register Trademarks or Copyrights) is subsisting and, to the Knowledge of the Company, valid and enforceable, and neither the Company nor any Seller has received any written notice or claim challenging the validity or enforceability of any Company Registered IP. The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation or forfeiture of any of the Company Registered IP, except for any issuances, registrations or applications for any Company Registered IP that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment. No Company Registered IP is involved, or has been involved within the three years immediately prior to the date of this Agreement, in any interference, reissue, reexamination, opposition, cancellation or other post-grant proceeding before the U.S. Patent and Trademark Office or similar office in any other jurisdiction, and, to the Knowledge of the Company, no such action is or has been threatened in writing with respect to any of the Company Registered IP.

(b)          The Company exclusively owns, free and clear of any and all Encumbrances except for Permitted Encumbrances, all Company Registered IP (other than Company Registered IP identified on Schedule 4.13(a) as jointly owned by the Company). The Company has the right to use all Intellectual Property used in the Business. The Company has not received any written notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company that is material to the conduct of the Business.

(c)          The Company has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes a material Trade Secret of the Company. All current and former employees, consultants and contractors of the Company who created or are responsible for the protection of the Company’s material Trade Secrets have executed and delivered non-disclosure and invention assignment agreements, substantially similar forms of which have heretofore been delivered to Purchaser. The Company has not disclosed, and has no obligation to disclose, to any other Person any Trade Secrets of the Company, except pursuant to a confidentiality agreement or undertaking, and, to the Knowledge of the Company, no such Person has materially breached any such agreement or undertaking.

(d)          The conduct by the Company of the Business has not, within the three years immediately prior to the date of this Agreement, infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of any Intellectual Property of any third party (including any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information of any other Person). The Company has not, within the three years immediately prior to the date of this Agreement, received any written notice or claim asserting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. No Intellectual Property owned by the Company, and to the Knowledge of the Company, no Intellectual Property licensed to the Company, is subject to any outstanding order, judgment, decree or stipulation restricting the use or licensing thereof by the Company. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company in a material respect.

(e)          Schedule 4.13(e)(1) sets forth a complete and accurate list of all agreements granting the Company any right under or with respect to any Intellectual Property owned by a third party that is material to the conduct of the Business as of the date hereof (collectively, the “Inbound License Agreements”), other than commercially available standard Software that is licensed for a license fee of no more than $250,000 per license, indicating for each the title and the parties thereto. Schedule 4.13(e)(2) sets forth a complete and accurate list of all license agreements under which the Company grants any rights under any Intellectual Property that is material to the conduct of the Business, excluding non-exclusive licenses granted by the Company in the Ordinary Course of Business as of the date hereof (collectively, “Outbound License Agreements”).

(f)          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, assuming all required Consents of third parties are obtained, will (i) cause the forfeiture or termination of or give rise to a right of forfeiture or termination of, or result in any other material modification of any kind to, the Company’s right to use any Intellectual Property rights used in the conduct of the Business as currently conducted or (ii) materially impair the right of Purchaser to use, make, market, license, sell, copy, distribute, commercially exploit or dispose of any material Intellectual Property owned by or licensed to the Company.

(g)          All of the material Software owned by the Company was (i) developed by employees of the Company within the scope of their employment, (ii) developed by independent contractors who have expressly assigned their rights therein to the Company pursuant to written agreements or (iii) otherwise acquired by the Company from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company. No Software owned by the Company is intermingled or integrated with any code that is licensed pursuant to the provisions of any “open source” license agreement, including GNU’s General Public License or Lesser/Library GPL in a manner that would require that the source code for such Company-owned Software be distributed or made available in connection with the distribution of the licensed Software in object code form or that limits the amount of fees that may be charged in connection with sublicensing or distributing such Software.

(h)          No source code of any material computer Software owned by the Company has been licensed or otherwise provided to another Person other than an escrow agent pursuant to the terms of a source code escrow agreement in customary form. The Company has used commercially reasonable efforts to safeguard and protect such source code as a Trade Secret of the Company. The Company has taken commercially reasonable steps to ensure that all Software used by the Company is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that is intended to be used to, access, modify, delete, damage or disable any of internal computer systems (including hardware, Software, databases and embedded control systems) of the Company. The Company has taken commercially reasonable steps to safeguard such systems and restrict unauthorized access thereto. The Company has implemented commercially reasonable measures to ensure the physical and electronic protection of its material Confidential Information from unauthorized disclosure, use or modification. To the knowledge of the Company, there have been no material breaches of the Company’s security measures in the three years immediately prior to this Agreement.

(i)          The Company (i) has taken commercially reasonable measures, directly or indirectly, to ensure the security of all personally identifiable information collected, maintained and used by the Company relating to users of its websites, including summaries, reports and aggregate data based thereon (collectively, “Personal Data”) and (ii) has complied in all material respects with applicable data protection, privacy and similar Law relating to Personal Data and its publicly available privacy policies. True, correct and complete copies of all privacy policies of the Company in effect at any time in the three years prior to the date of this Agreement, including the privacy policies included in the Company’s websites, have previously been provided to Purchaser. The Company has taken all commercially reasonable steps necessary to protect the Personal Data in its possession against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of such Personal Data in the three years immediately prior to the date of this Agreement. In the three years immediately prior to the date of this Agreement, no claims have been asserted or, to the Knowledge of the Company, threatened in writing against the Company by any Person alleging a violation of such Person’s privacy rights under any applicable Law or the Company’s publicly available privacy policies. The execution of this Agreement and the Company Ancillary Agreements and the consummation of the Contemplated Transactions will not materially breach or otherwise cause any material violation of any Law related to privacy, data protection or the collection and use of Personal Data gathered or accessed in the course of the operations of the Business.

(j)          Any other representation or warranty contained in this Article IV notwithstanding, the representations and warranties contained in this Section 4.13 constitute the sole representations and warranties of the Company relating to intellectual property and software.

4.14.      Employee Benefit Plans.

(a)          Schedule 4.14(a) contains a complete and accurate list of all material Company Plans as of the date hereof. The Company has delivered to Purchaser complete and accurate copies of (i) all material Company Plans which have been reduced to writing, (ii) written summaries of all unwritten material Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, as applicable, (iv) all summary plan descriptions, summaries of material modifications and other material communications to employees in respect of Company Plans, as applicable, and (v) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last two plan years for each Company Plan.

(b)          Each Company Plan has been administered in all material respects in accordance with its terms and all applicable Laws including ERISA and the Code. None of the Company, any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of the Code) has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Plans described in clause (a) or clause (b) of the definition of “Employee Benefit Plans”. The Company has in all material respects met its funding and contribution obligations with respect to each Company Plan. As of December 31, 2013, the value of the assets of the rabbi trust established to fund the Company’s Long Term Incentive Plan equals or exceeds the value of all vested and unvested liabilities of such plan.

(c)          There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d)          All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received (or requests are pending for) determination letters from the IRS to the effect that such Company Plans are qualified or can rely on opinion letters as to qualification and the trusts related thereto are exempt from federal income Taxes under Section 501 of the Code, no such determination letter has been revoked and revocation has not been threatened, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(e)          Neither the Company nor any ERISA Affiliate has in the last six years contributed or has been obligated to contribute to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA, including any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), and no event or fact exists which could give rise to any liability of the Company or any ERISA Affiliate under Section 302 or Title IV of ERISA.

(f)          There are no unfunded obligations under any Company Plan providing benefits after Termination of Employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state Law.

(g)          None of the Company Plans are the subject of any audit, controversy or claim initiated by any Governmental Entity. The Company has at all times complied with the health care continuation requirements of Part 6 of Title I of ERISA. There is no pending or, to the Knowledge of the Company, threatened claim in respect of any of the Company Plans other than claims for benefits in the Ordinary Course of Business.

(h)          Schedule 4.14(h) discloses each agreement with any Member, director, executive officer or other employee of the Company (i) providing any term of employment or compensation guarantee or (ii) providing severance benefits or other benefits after the Termination of Employment of such director, executive officer or employee.

(i)          The Company has no express or implied commitment (i) to create or incur liability with respect to or cause to exist any other Employee Benefit Plan, program or arrangement or (ii) to modify, change or terminate any Company Plan, other than with respect to a modification or change required by ERISA, the Code or the terms of any Company Plan.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (alone or together with any other event) will (i) result in any payment (including, severance, unemployment compensation, retention bonus, “golden parachute” or excess parachute payment within the meaning of Section 280G of the Code) to any current or former employee of the Company that, individually or collectively, could give rise to the imposition of any excise tax under Section 4999 of the Code or the payment of any amount that would be non-deductible pursuant to Section 280G of the Code, (ii) increase any benefits otherwise payable under any benefit plan to any current or former employee of the Company or (iii) except as expressly contemplated by this Agreement, result in the acceleration of the time of payment or vesting of any benefit to any current or former employee of the Company.

(k)          Each Employee Benefit Plan subject to Section 409A of the Code has been maintained and operated in material compliance with Section 409A of the Code so that no material Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.15.      Labor Matters. The Company has complied in all material respects with all Laws which relate to employment, including payment of wages, overtime compensation, hours of work, discrimination, harassment and retaliation, leaves of absence, reasonable accommodation, workplace safety and collective bargaining. The Company is not a party to any collective bargaining agreement, and, to the Knowledge of the Company, its employees are not represented by any labor organization with respect to their employment for the Company. There are no pending or, to the Knowledge of the Company, threatened organized strikes, lockouts, work stoppages or slowdowns involving employees of the Company.

4.16.      Tax Matters.

(a)          All material Tax Returns required to be filed by or on behalf of the Company have been timely filed and such Tax Returns as so filed are complete and accurate in all material respects and disclose all material Taxes required to be paid for the periods covered thereby and all Taxes (if any) shown to be due on such Tax Returns have been timely paid. No extension of time in which to file any such Tax Return is in effect or has been requested. All material Taxes for which the Company is liable relating to any period ending on or prior to the Closing Date (or the portion of any Straddle Period ending on the Closing Date, as determined in accordance with Section 4.16(b)) shall have been paid or, if not yet due and payable, properly accrued in accordance with GAAP for by the Company as of the Closing Date. All material Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the proper Taxing authority. There are no Tax liens on any property of the Company other than Permitted Encumbrances. No audit or examination of any kind is currently pending or, to the Knowledge of the Company, threatened with respect to any Tax Return of the Company by any Taxing authority. All deficiencies which have been asserted as a result of any prior audit or examination have been fully paid or finally settled. There are no outstanding agreements or waivers extending the statutes of limitations with respect to the assessment of any Tax and no such agreements or waivers have been requested. The accruals for Taxes reflected on the Balance Sheet are adequate to cover any Tax liability of the Company as of the Balance Sheet Date. Since the Balance Sheet Date, the Company has not taken any action not in accordance with past practice that would have the effect of deferring any Tax liability of the Company from any Taxable period ending on or before the Closing Date to any Taxable period ending after the Closing Date. No claim has ever been made by, and no written notice has been received from, a Taxing authority in a foreign, federal, state, or local jurisdiction where the Company has not paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction.

(b)          For purposes of Section 4.16(a), (i) any period beginning before and ending after the Effective Time (a “Straddle Period”) shall, in the case of income, receipts, remuneration, sales, proceeds, profits or similar items and other Taxes that are readily apportionable based on an actual or deemed closing of the books of the Company, be treated as two partial periods based on such a closing of the books, one ending on the Effective Time and the other beginning after the Effective Time, and (ii) in the case of all other Taxes with respect to a Straddle Period, such Taxes shall be allocated pro rata on a daily basis.

4.17.     Insurance. Schedule 4.17 hereto sets forth a list of all material insurance policies maintained by or on behalf of the Company on the date of this Agreement (the “Company Policies”). With respect to the Company Policies: (a) all are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy or binder; (b) to the Knowledge of the Company, all have been complied with in all material respects by the policyholder; (c) all premiums due and payable under all such policies have been paid; and (d) to the Knowledge of the Company, there is no pending claim under any such policy as to which coverage has been denied or disputed by the underwriters or issuers thereof, except, in the cases of clauses (a) through (d), as would not have a Material Adverse Effect.

4.18.     Affiliate Transactions.

(a)          As of the date of this Agreement, the Company (i) does not have outstanding (A) notes receivable from the Sellers or any of their Affiliates, (B) accounts payable to the Sellers or any of the Affiliates or (C) advances by the Company to the Sellers or any of their Affiliates, except in all cases for any such matters or amounts created in the Ordinary Course of Business.

(b)          The Company is not party any Contract with the Sellers or any of their Affiliates other than the LLC Agreement, the applicable Legacy Affiliate Agreement (and related agreements regarding the Company’s current affiliate relationship with the Sellers and their Affiliates), this Agreement and the applicable Ancillary Agreements.

4.19.     Title. The Company has good and valid title to, or valid leasehold or sublease interests in, or license to, or other comparable Contract rights in or relating to, all of the material assets reflected on the Balance Sheet as being owned by it and all of the material assets thereafter acquired by it of the type that would be reflected on a balance sheet prepared by the Company in accordance with GAAP (except to the extent that such assets have been disposed of after the Balance Sheet Date in the Ordinary Course of Business), free and clear of all Encumbrances, other than Permitted Encumbrances.

4.20.     No Brokers. The Company is not obligated under any contract or agreement which would result in the obligation of the Company to pay any finder’s fee, brokerage or agent’s commissions in connection with the negotiations leading to this Agreement or the consummation of the Contemplated Transactions, other than Moelis & Company, whose fees and expenses will be a Closing Expense.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO SELLERS

Each Seller, severally and not jointly with respect to itself and its Purchased Units, represents and warrants to Purchaser that, except as set forth in a Schedule hereto, the statements contained in this Article V are true and correct as of the date of this Agreement and, if the Closing occurs, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date (it being understood that the disclosure of an item in one Section of the Schedules shall be deemed to modify and limit both (x) the representations and warranties contained in the Section to which it corresponds in number, and (y) any other representation and warranty of such Seller in this Agreement to which the relevance of such item or exception in such other Section of the Schedules is reasonably apparent):

5.1.       Authorization; Enforceability. Each Seller has all requisite power and authority to execute and deliver this Agreement and the Seller Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Seller of this Agreement and the Seller Ancillary Agreements to which it is a party and the consummation by such Seller of the Contemplated Transactions have been duly and validly authorized by all necessary action. This Agreement has been, and upon their execution each of the Seller Ancillary Agreements to which such Seller will be a party will have been, duly executed and delivered by such Seller. This Agreement constitutes, and upon their execution each of the Seller Ancillary Agreements to which such Seller will be a party will constitute, the legal, valid and binding obligations of such Seller, enforceable against that Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

5.2.          Non-Contravention. Neither the execution and delivery by such Seller of this Agreement or the Seller Ancillary Agreements to which it is a party, nor the consummation by such Seller of the Contemplated Transactions, will (a) conflict with or violate any provision of its organizational documents, (b) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which such Seller is a party or by which it is bound or to which any of its material assets is subject or (c) violate any Law applicable to such Seller or any of its properties or assets, except, in the case of clauses (b) and (c), as would not have a Seller Material Adverse Effect.

5.3.          Governmental Consents. The execution and delivery by such Seller of this Agreement do not, and the performance of its obligations hereunder and the consummation by it of the Contemplated Transactions will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity except (a) for requirements under the HSR Act, the Exchange Act and the applicable stock exchange notification requirements of such Seller and (b) to the extent that the failure to obtain any such consent, approval, authorization or Permit, make such filing or make such notification would not have a Seller Material Adverse Effect.

5.4.          Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of the employees and Representatives of such Seller involved in the drafting or negotiation of this Agreement or the Seller Ancillary Agreements, threatened seeking to prevent, hinder, modify, delay or challenge the Contemplated Transactions. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of the employees and Representatives of such Seller involved in drafting or negotiation of this Agreement or the Seller Ancillary Agreements, threatened, by or before any Governmental Entity, that would have, individually or in the aggregate, a Seller Material Adverse Effect.

5.5.          Title to Purchased Units. The applicable Seller Subsidiary of such Seller is the holder of record and beneficially owns the aggregate number of each class of Purchased Units set forth opposite such Seller Subsidiary’s name in Schedule 2.1 and has good and valid title to such Purchased Units, free and clear of all Encumbrances (other than those created under the terms of this Agreement, set forth in the Certificate of Formation or the LLC Agreement and under applicable securities Laws). Upon the acquisition of the Purchased Units hereunder, Purchaser will acquire good and valid title to such Purchased Units. When sold and delivered to Purchaser in accordance with this Agreement, such Purchased Units will be duly authorized, validly issued, fully-paid, nonassessable and free and clear of all Encumbrances (other than those created under the terms of this Agreement, set forth in the Certificate of Formation or the LLC Agreement and under applicable securities Laws, and other than those placed thereon by Purchaser or otherwise applicable solely to Purchaser or its assets).

5.6.          Financial Information. The monthly billing information provided by such Seller’s Newspaper Affiliates to the Company and PricewaterhouseCoopers LLP for the period from January 1, 2013 through December 31, 2013 for use in connection with the preparation by the Company of an unaudited Network Profit and Loss Statement for such period (the “Network P&L”), is in all material respects correct and complete.

5.7.       Restrictions. Except for the LLC Agreement, such Seller is not a party to any securityholder agreement, voting trust agreement, investor rights agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership, registration or transfer rights of any Units.

5.8.       No Broker. Such Seller is not obligated under any contract or agreement which would result in the obligation of the Company to pay any finder’s fee, brokerage or agent’s commissions in connection with the negotiations leading to this Agreement or the consummation of the Contemplated Transactions.

ARTICLE VI.

ADDITIONAL AGREEMENTS OF THE PARTIES

6.1.       Conduct of Business Prior to the Closing.

(a)         Between the date of this Agreement and the earlier of the date of termination of this Agreement or the Closing Date, except as set forth on Schedule 6.1, as expressly contemplated by this Agreement, unless Purchaser shall otherwise agree in writing (not to be unreasonably withheld, delayed or conditioned), the Company shall use its commercially reasonable efforts to:

(i)          operate its Business only in the Ordinary Course of Business;

(ii)         preserve substantially intact the business organization and assets of the Company;

(iii)        keep available the services of the current officers, employees and consultants of the Company; provided, that terminations of employees in the Ordinary Course of Business shall not require Purchaser’s consent;

(iv)        preserve intact the goodwill of the Business and the current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations; and

(v)         keep in full force and effect its current material insurance policies or substantially similar coverage.

(b)          By way of amplification and not limitation of clause (a) above, between the date of this Agreement and the earlier of the date of termination of this Agreement or the Closing Date, the Company shall not, except as expressly provided in this Agreement or as set forth on Schedule 6.1 do, or propose to do, directly or indirectly, any of the following without the prior written consent of Purchaser (not to be unreasonably withheld, delayed or conditioned):

(i)          amend or otherwise change its Certificate of Formation or LLC Agreement;

(ii)         declare, set aside or pay any dividend or make any other distribution to any holder of Units (in their capacity as a holder of Units), other than the Pre-Closing Distribution;

(iii)        issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) (A) any equity interests of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity securities, or any other ownership interest in the Company or (B) any material properties or assets of the Company, other than sales or transfers of properties or assets in the Ordinary Course of Business;

(iv)        accelerate the collection of any receivables such that they are not collected in the Ordinary Course of Business, or delay the making of any payments such that they are not paid in the Ordinary Course of Business;

(v)         reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Units;

(vi)        acquire any corporation, partnership, limited liability company or other business organization or any material amount of assets, or make any material investment in any other Person, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(vii)       adopt a plan of or effect any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, winding-up or other reorganization of the Company;

(viii)      except as may be required under any Company Plan or applicable Law or Contract to which the Company is a party, (A) other than in the Ordinary Course of Business, grant to any employee any increase in compensation, (B) grant to any employee an increase in benefits, or adopt, enter into or amend any Employee Benefit Plan if the aggregate cost to the Company of all such grants or other benefits provided to employees would exceed $100,000 or (C) enter into any Contract of employment (other than Contracts terminable by the Company without penalty immediately following the Closing) or any severance or retention agreement;

(ix)         other than in the Ordinary Course of Business, hire any employee or terminate the employment of any executive officer of the Company (other than any termination as a result of cause);

(x)          permit the lapse of any material Intellectual Property owned by the Company and used in the Business of the Company, or license any Intellectual Property from any Person or grant a license of Intellectual Property to any Person other than non-exclusive licenses granted in the Ordinary Course of Business;

(xi)         change any method of accounting or accounting principles or practices followed by the Company, except for any such change required by a change in GAAP or applicable Law;

(xii)        commence or settle any material Legal Proceeding;

(xiii)       enter into or materially amend, waive, modify or consent to the termination of any Material Contract, or materially amend, waive, modify or consent to the termination of any of the Company’s material rights thereunder, except in the Ordinary Course of Business;

(xiv)      fail to file its Tax Returns when due (including any extensions) or pay its material debts, Taxes and other obligations when due or consistent with the Ordinary Course of Business;

(xv)       make, revoke or modify any material Tax election, settle or compromise any material Tax liability or file any Tax Return in each case other than in the Ordinary Course of Business or as required by Law or by the provisions of this Agreement; or

(xvi)      enter into any Contract or otherwise make a commitment in writing to do any of the foregoing.

(c)          Nothing contained herein shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing (except as provided in the LLC Agreement to the extent of Purchaser’s membership in the Company).

6.2.        No Shop.

(a)          The Company and each Seller shall, and shall cause their respective Representatives to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and use commercially reasonable efforts to obtain the return or destruction from all such Persons of all copies of Confidential Information previously provided to such Parties by the Company, the Sellers or their respective Representatives, in accordance with any applicable confidentiality agreement. Neither the Company nor any Seller shall, nor shall it authorize or knowingly permit any of its respective Representatives to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate (including by way of furnishing information) the making of any Acquisition Proposal, (ii) other than with Purchaser or its Representatives, enter into, continue, have or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Acquisition Proposal, (iii) approve or accept any Acquisition Proposal or (iv) enter into any Contract with respect to any of the actions described in clauses (i) through (iii) of this Section 6.2(a).

(b)          The Company and each Seller shall provide, and shall cause their respective Representatives to provide, Purchaser orally and in writing as promptly as practicable (and no later than 72 hours after receipt) notice of any Acquisition Proposal, including the identity of the Person making any Acquisition Proposal and, if in writing, shall provide Purchaser with a copy of such Acquisition Proposal. The Company and each Seller agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits such Person from providing such information to Purchaser.

(c)          The Company and each Seller agrees not to release any Person from, or to amend or waive any provision of, any confidentiality, standstill or similar Contract to which the Company or such Seller is or becomes a party in connection with an Acquisition Proposal.

(d)          The Company and each Seller shall promptly notify their respective Representatives of their obligations under this Section 6.2.

6.3.        Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the Contemplated Transactions, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as reasonably practicable on the terms contemplated hereby or by the Ancillary Agreements and otherwise act to eliminate the effects of such statute or similar Law on the Contemplated Transactions.

6.4.        Access to Information; Confidentiality; No Transfers.

(a)          From the date hereof until the Closing, upon reasonable notice, the Company shall: (i) afford Purchaser and its Representatives reasonable access to the properties and Books, Records and Files of the Company, (ii) furnish to the Representatives of Purchaser such additional financial and operating data and other information regarding the Company (or copies thereof) as Purchaser may from time to time reasonably request, and (iii) provide Purchaser and its Representatives with reasonable access to the officers and other key employees of the Company to ask questions regarding the Company, and the Company agrees to use its commercially reasonable efforts to cause such officers and other key employees to permit such access; provided, however, that any such access or furnishing of information shall be scheduled and coordinated through Robert Gallagher at the Company and shall be conducted at Purchaser’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Purchaser if such disclosure would be reasonably likely to (A) in the good faith judgment of the Company’s outside counsel, jeopardize any attorney-client privilege (provided that the Company will use commercially reasonable efforts to enter into arrangements that would not result in the loss of such privilege, including joint defense agreements) or (B) contravene any applicable Laws, and in no event shall the Company, the Sellers or their respective Affiliates be required to provide access to or copies of any income Tax Returns of the Company, any such Seller or their respective Affiliates. Nothing provided to Purchaser or any other Person pursuant to this Section 6.4(a) shall in any way lessen or diminish Purchaser’s or any Seller’s obligations under the confidentiality provisions of the LLC Agreement.

(b)          For a period of two years following the Closing Date, no Seller shall, and each Seller shall cause its Affiliates and its and their respective Representatives not to, divulge or convey to any third party any Confidential Information relating to the Company or the Business, except to the extent required to enforce its rights or perform its obligations hereunder; provided, however, that each Seller shall be permitted to divulge or convey any such Confidential Information to any of its Representatives (i) who need to know the Information for the purpose of consummating the Contemplated Transactions or performing obligations under such Seller’s New Affiliation Agreement, (ii) who are informed by such Seller of the confidential nature of the Confidential Information and (iii) who agree to act in accordance with the terms of this Section 6.4(b); provided further, however, that such Seller or its Affiliates may furnish such portion (and only such portion) of such Confidential Information (1) as such Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (A) it is requested or required (by oral questions, interrogatories, requests for information or documents in Legal Proceedings, pursuant to subpoena, civil investigative demand or other similar demand of any Governmental Entity) to disclose all or any part of such Confidential Information; (B) to the extent not inconsistent with such request, it notifies Purchaser of the existence, terms and circumstances surrounding such request or requirement and consults with Purchaser on the advisability of taking steps available under applicable Law to resist or narrow such request or requirement; and (C) it takes all actions reasonably requested by Purchaser (at Purchaser’s sole expense) to seek to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information, (2) as such Party reasonably determines is necessary to perform its obligations or enforce its rights hereunder or (3) as such Party reasonably determines it is legally obligated to disclose by applicable securities Laws or by the rules of a stock exchange. Each Seller will direct its Representatives to observe the terms of this Section 6.4(b), and each Seller will be responsible for any breach of this Section 6.4(b) by any of its Representatives. If this Agreement is, for any reason, terminated prior to the Closing, the confidentiality provisions of the LLC Agreement shall continue in full force and effect in accordance with its terms.

(c)          Each Seller Subsidiary covenants and agrees that it shall not (other than pursuant to this Agreement) (i) give, offer, sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of the record or beneficial ownership (any such act, a “Transfer”) of, or enter into any contract, option or other legally binding arrangement for the Transfer of, or consent to any Transfer of, any or all of such Seller Subsidiary’s Units, or any right, title or interest therein, or seek to do any of the foregoing. No Transfer of any Units in violation of this Section 6.4(c) shall be made or recorded on the books of the Company and any such attempted Transfer shall be void and of no effect.

6.5.          No Public Announcement. No Party (including for purposes of this Section 6.5, Tribune Publishing Company) shall issue any press release or public announcement relating to the subject matter of this Agreement without, in the case of any Seller, the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or in the case of Purchaser, the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that any Party may make any public disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable Law or the rules of a stock exchange. In the event a Party is, in the opinion of its counsel, required to make a public disclosure relating to the subject matter of this Agreement by applicable Law or the rules of a stock exchange, such Party shall, to the extent practicable, submit the proposed disclosure in writing to the other Parties prior to the date of disclosure and provide the other Parties a reasonable opportunity to comment thereon; provided, that such Party shall not be required to submit to the other Parties subsequent required disclosures to the extent consistent with such initial required disclosure.

6.6.         Agreements with Members.

(a)          Except as provided in Section 6.6(b), Purchaser, each Seller and the Company agrees that it will continue to be bound by its applicable Legacy Affiliate Agreement(s) until terminated at the Closing and (ii) will execute and deliver at the Closing, and cause its Newspaper Affiliates to execute and deliver at the Closing, its New Affiliation Agreement, effective on the Closing Date.

(b)          Graham Holdings Company shall cause WPC LLC to enter into a New Affiliation Agreement at the Closing with respect to The Washington Post newspaper, effective on the Closing Date. Tribune Media Company shall cause Tribune Publishing Company and each of its Newspaper Affiliates to enter into a New Affiliation Agreement at the Closing, effective on the Closing Date.

(c)          As of the Closing, each existing Legacy Affiliate Agreement shall be terminated.

6.7.         Further Assurances; Regulatory Approvals.

(a)          Subject to the terms and conditions herein, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the Contemplated Transactions, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder and under the Ancillary Agreements and to obtain, to the extent practicable, any consents of any third party necessary in connection with the consummation of the Contemplated Transactions (including, for the avoidance of doubt, using commercially reasonable efforts to obtain necessary consents under Contracts which are not required as closing conditions under Article VII); provided, that no Party shall be required to pay any amounts in connection with obtaining any required consents from third parties, and no Party will be required to commit to make any material concession, waiver or amendment under any Contract in connection with obtaining any such consent.

(b)          Each of the Parties shall use its reasonable best efforts to obtain promptly all Consents of all Governmental Entities that may be or become necessary for the consummation of the Contemplated Transactions. Except for any filing fees payable under the HSR Act relating to the Contemplated Transactions, which shall be borne equally by Purchaser, on one hand, and the Sellers in accordance with their respective Pro Rata Shares, on the other hand, the Parties shall each be responsible for paying any fees and other costs (including legal and consultant fees) incurred by such Party relating to any Consents, including fees and other costs relating to the preparation of any filings or submissions to any Governmental Entity. The Parties each agree to (i) make, or to cause to be made, an appropriate filing of a notification and report form pursuant to the HSR Act within ten Business Days after the date of this Agreement, including a request for early termination of the waiting period thereunder, with respect to the Contemplated Transactions, (ii) make, or to cause to be made, any other filing or notification required by any other Competition Laws and otherwise advisable, with respect to the Contemplated Transactions as promptly as practicable after the date of this Agreement, and (iii) to supply as promptly as practicable any additional information and documentary and other material that may be requested by any Governmental Entity pursuant to the HSR Act or any other Competition Laws. If any objections are asserted with respect to the Contemplated Transactions under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Entity or any private party challenging any of the Contemplated Transactions as violating any Competition Law, each of the Parties shall use its reasonable best efforts to promptly resolve such objections or defend the Contemplated Transactions in any Legal Proceeding in order to enable the Contemplated Transactions to be consummated as promptly as practicable, including supplying promptly any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act or any other Competition Laws, including pursuant to a “second request” under the HSR Act. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to agree to or take any action, including entering into any consent decree, settlement, hold separate order or other arrangement, that would (A) require or result in the sale, divestiture or other direct or indirect disposition of any assets or rights of the Company or Purchaser or any of its Affiliates or (B) limit the Company’s or Purchaser’s or any of its Affiliates’ freedom of action with respect to, or its or their ability to retain, conduct, consolidate or otherwise control, any of the Company’s or Purchaser’s or any of its Affiliates’ assets or businesses, in each case except as would not result in (x) a Material Adverse Effect or (y) any event, change or effect that is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of Purchaser and its consolidated subsidiaries, taken as a whole (any such condition, a “Purchaser Burdensome Condition”). Notwithstanding anything to the contrary in this Agreement, no Seller shall be required to agree to or take any action, including entering into any consent decree, settlement, hold separate order or other arrangement, that would (1) require or result in the sale, divestiture or other direct or indirect disposition of any assets or rights of such Seller or any of its Affiliates (and in the case of Tribune Media Company, Tribune Publishing Company or any of its Affiliates), (2) require or result in the sale, divestiture or other direct or indirect disposition of any assets or rights of the Company or (3) limit the Company’s or such Seller’s or any of its Affiliates’ (and in the case of Tribune Media Company, Tribune Publishing Company’s or any of its Affiliates’) freedom of action with respect to, or its or their ability to retain, conduct, consolidate or otherwise control, any of the Company’s or such Seller’s or any of its Affiliates’ (and in the case of Tribune Media Company, Tribune Publishing Company’s or any of its Affiliates’) assets or businesses, solely with respect to clauses (2) and (3) above except for making or agreeing to make any changes to the terms of the Contemplated Transactions that would not reasonably be expected to result in a loss by such Seller and its consolidated subsidiaries, taken as a whole (or in the case of Tribune Media Company, Tribune Media Company and its consolidated subsidiaries, taken as a whole, with respect to this Agreement and the Seller Ancillary Agreements to which it is a party or Tribune Publishing Company and its consolidated subsidiaries, taken as a whole, with respect to the Seller Ancillary Agreements to which it is a party), of a material benefit or material benefits, after taking into account the adverse effect of the proposed changes on the applicable Persons, arising from or relating to either this Agreement or any Seller Ancillary Agreement (any such condition, a “Seller Burdensome Condition”).

(c)          In furtherance and not in limitation of Section 6.7(b), each Party, to the extent permitted by Law, shall (i) cooperate with each other to determine whether any Consents (other than HSR Act filings) are required or advisable to be obtained from any Governmental Entity in connection with the Contemplated Transactions, (ii) promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement, (iii) to the extent practicable, provide a reasonable opportunity for regulatory counsel for Purchaser and one designated regulatory counsel for the Sellers to (A) review in advance any significant written communication by such Party to any Governmental Entity relating to the Contemplated Transactions and (B) participate in any meeting with any Governmental Entity in respect of filings, investigations or other inquiry related to the Contemplated Transactions, to the extent permitted by such Governmental Entity, and (iv) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act and any other applicable Competition Laws. The Parties, to the extent permitted by Law, shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to the Contemplated Transactions.

(d)          Neither Purchaser nor any Seller shall enter into any agreement to acquire, or make any announcement that it has entered into or intends to enter into any acquisition agreement to acquire, any Person, the acquisition of which by Purchaser or such Seller could reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any Consents of any Governmental Entity required in connection with the Contemplated Transactions.

6.8.         Notifications. Prior to the Closing Date, upon receiving knowledge thereof:

(a)          each Seller shall promptly advise the Company and Purchaser in writing of (i) the occurrence of any Material Adverse Effect, (ii) any failure of such Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to give rise to a failure of the condition set forth in Section 7.2(b) or (iii) any Legal Proceeding pending or threatened against such Seller seeking to prevent, hinder, modify, delay or challenge the Contemplated Transactions;

(b)          the Company shall promptly advise Purchaser in writing of (i) the occurrence of any Material Adverse Effect, (ii) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to give rise to a failure of the condition set forth in Section 7.2(b) or (iii) any Legal Proceeding pending or threatened against the Company seeking to prevent, hinder, modify, delay or challenge the Contemplated Transactions; and

(c)          Purchaser shall promptly advise the Company and each Seller in writing of (i) the occurrence of any Purchaser Material Adverse Effect, (ii) any failure of Purchaser to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to give rise to a failure of the condition set forth in Section 7.1(b) or (iii) any Legal Proceeding pending or threatened against such Purchaser seeking to prevent, hinder, modify, delay or challenge the Contemplated Transactions;

provided, that in each case no such notification shall affect the representations, warranties or covenants of such Party or the conditions to the obligations of such Party hereunder.

6.9.         Taxes.

(a)          The Company shall prepare or cause to be prepared and file or cause to be filed, at the Company’s expense, all income or franchise Tax Returns of the Company for the period ending on or prior to the Closing Date. All such Tax Returns shall be prepared and filed consistent with past practices of the Company, unless otherwise required by Law. The Parties agree that Purchaser’s purchase of all the Units of the Sellers contemplated by this Agreement will result in the termination of the Company for federal income Tax purposes pursuant to Section 708(b)(1)(B) of the Code, so that a final, short-year federal partnership income Tax Return (and applicable state income and franchise Tax Returns) will have to be filed by the Company for the period ending on the Closing Date. The Company shall provide a copy of any Tax Return described in this Section 6.9(a) to the Sellers at least thirty Business Days prior to the due date for such Tax Return (taking into account applicable extensions) and shall make such revisions to such Tax Return as are reasonably requested by the Sellers prior to filing such Tax Return. The Parties shall attempt in good faith to resolve any dispute with respect to any such Tax Return. If the Parties are unable to resolve any such dispute with respect any such Tax Return at least ten days prior to the due date of such Tax Return (taking into account applicable extensions), such dispute shall be referred to the Accounting Firm for resolution. The Sellers in accordance with their Pro Rata Shares, on the one hand, and Purchaser, on the one hand, shall share the costs of such referral to the Accounting Firm equally. If the Accounting Firm is unable to resolve any such dispute prior to the third Business Day before the due date of any such Tax Return (taking into account applicable extensions), the Tax Return shall be filed in the form prepared by the Company, with such modifications as are deemed necessary by the Accounting Firm to reflect an appropriate resolution of such dispute.

(b)          Other than Tax Returns addressed in Section 6.9(a) above or Section 6.9(d) below, the Company shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for all Taxable periods of the Company, and the Company shall remit (or cause to be remitted) any Taxes due from the Company in respect of such Tax Returns. Any such Tax Returns that are for Pre-Closing Tax Periods or Straddle Periods shall be prepared and filed in a manner consistent with past practice, unless otherwise required by Law, and shall be submitted to the Sellers for its review at least 30 days prior to the due date of such Tax Return (taking into account applicable extensions). The Sellers shall provide Purchaser with any written comments no later than ten days after receiving such Tax Return. The Parties shall attempt in good faith to resolve any dispute with respect to any such Tax Return. If the Parties are unable to resolve any such dispute with respect any such Tax Return at least ten days prior to the due date of such Tax Return (taking into account applicable extensions), such dispute shall be referred to the Accounting Firm for resolution. The Sellers in accordance with their Pro Rata Shares, on the one hand, and Purchaser, on the other hand, shall share the costs of such referral to the Accounting Firm equally. If the Accounting Firm is unable to resolve any such dispute prior to the third Business Day before the due date of any such Tax Return (taking into account applicable extensions), the Tax Return shall be filed in the form prepared by Purchaser, with such modifications as are deemed necessary by the Accounting Firm to reflect an appropriate resolution of such dispute.

(c)          After the Closing Date, each of the Sellers, on the one hand, and Purchaser and the Company, on the other, shall (and shall cause their respective Representatives to):

(i)          assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing;

(ii)         cooperate fully in preparing for and participating in any audits of, requests for information from, or disputes with Taxing authorities regarding, any Tax Returns or Taxes assessed in respect of the Company;

(iii)        make available to the other and to any Taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company;

(iv)        provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Company for Taxable periods for which the other may have a liability under this Agreement;

(v)         furnish the other with copies of all correspondence received from any Taxing authority in connection with any Tax audit or information request with respect to any such Taxable period; and

(vi)        timely provide to the other Parties powers of attorney or similar authorizations necessary to carry out the purposes of this Section 6.9.

(d)          All excise, sales, use, value added, transfer, stamp, documentary, filing, recordation, registration and other similar Taxes and fees that may be imposed or assessed as a result of the Contemplated Transactions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties shall be borne and paid one-half by Purchaser and one-half by the Sellers in accordance with their Pro Rata Shares. Any such payment owed under this Section 6.9(d) shall be paid to the other party within ten days of being notified in writing of the Tax liability and supporting documentation. Purchaser and each Seller shall cooperate to file or cause to be filed all necessary Tax Returns and other documentation with respect to the Taxes described in this Section 6.9(d). The Sellers and Purchaser shall cooperate in good faith to minimize, to the fullest extent possible under applicable Law, the amount of any such transfer Tax payable in connection therewith.

(e)          Purchaser shall provide the Sellers with notice of any written inquiries, audits, examinations or proposed adjustments by any Taxing authority with respect to the Company that relate to any Pre-Closing Tax Period or Straddle Period (a “Tax Matter”) within ten Business Days of the receipt of such notice. Failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder except to the extent Sellers are materially prejudiced by such failure.

(f)          The Sellers shall have the right to control (or, for any Tax Matter required by law to be conducted by the “tax matters partner” of the Company (as defined in Section 6231) or any Person in a similar capacity under state or local law, the right to direct such tax matters partner or other Person with respect to) all Tax Matters that relate solely to any Pre-Closing Tax Period or the portions of any Tax Matter relating to a Pre-Closing Tax Period income Tax Return, but only to the extent such portion relates to a Pre-Closing Tax Period income Tax Return for federal income Taxes (or corresponding state or local Taxes) or otherwise cannot affect the Company or any of its Affiliates for any Tax period that includes any day after the Closing Date; provided, however, that Sellers shall have no such right unless it has first notified Purchaser in writing of the Seller’s intention to do so; and provided further, however, Purchaser shall have the right, at its own expense, to participate in any such Tax Matter that would materially affect the Company or any of its Affiliates for a Tax period that includes any day after the Closing Date and the Sellers’ Representative shall not enter into any settlement of any such Tax Matter without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If Purchaser objects to the proposed settlement, it shall notify the Sellers in writing of the area or areas of disagreement. The Parties shall attempt in good faith to resolve any dispute with respect to any such Tax Matter. If the Parties are unable to resolve any such dispute with respect any such Tax Matter for at least 30 days after the Sellers have received Purchaser’s written notification of its disagreement with the Sellers, such dispute shall be referred to the Accounting Firm for resolution. The decision of the Accounting Firm shall be binding on all Parties. The Sellers in accordance with their Pro Rata Shares, on the one hand, and Purchaser, on the other hand, shall share the costs of such referral to the Accounting Firm equally.

(g)          Purchaser shall have the right to control all Tax Matters that relate to any Straddle Period or any Pre-Closing Tax Period that may not be controlled by the Sellers pursuant to Section 6.9(f); provided, however, the Sellers, at the Sellers’ sole cost and expense, shall have the right, to participate in any such Tax Matter. Purchaser shall not enter into any settlement of any such Tax Matter to the extent that it would adversely affect the Tax liability of the Sellers without the prior written consent of the Sellers. If any Seller objects to the proposed settlement, it shall notify Purchaser in writing of the area or areas of disagreement. The Parties shall attempt in good faith to resolve any dispute with respect to any such Tax Matter. If the Parties are unable to resolve any such dispute with respect any such Tax Matter for at least 30 days after Purchaser has received the Sellers written notification of its disagreement with Purchaser, such dispute shall be referred to the Accounting Firm for resolution. The decision of the Accounting Firm shall be binding on all Parties. The Sellers in accordance with their Pro Rata Shares, on the one hand, and Purchaser, on the other hand, shall share the costs of such referral to the Accounting Firm equally.

(h)          Unless otherwise required by Law, Purchaser shall not, and shall not cause or permit the Company to (A) amend any Tax Returns filed with respect to any Pre-Closing Tax Periods or with respect to any Straddle Period or (B) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each case without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

6.10.        LLC Agreement.

(a)          The execution and delivery of this Agreement by each Seller, Purchaser and the Company shall be deemed a waiver of all transfer restrictions, rights to purchase and required notices under the LLC Agreement, including Section 7.1 thereof, and shall be deemed to constitute the approval by the Company of the transfer of all Purchased Units to Purchaser at the Closing.

(b)          As of the Closing, with respect to each Seller, the LLC Agreement shall be terminated and of no further force or effect, except that such termination shall have no impact on Article X of the LLC Agreement.

6.11.       Resignations. If requested by Purchaser prior to the Closing Date, the Company shall cause such directors of the Company, as specified by Purchaser, to tender their resignations as directors, effective as of the Effective Time and to deliver to Purchaser written evidence of such resignations at the Closing.

6.12.       Apartments.com Escrow.

(a)          The Company covenants and agrees that if the Company receives any monies pursuant to that certain Asset Purchase Agreement, dated as of February 28, 2014, by and between the Company and CoStar Group, Inc. (the “Apartments.com Purchase Agreement”) or the escrow agreement pursuant thereto among the Company, CoStar Group, Inc. and JPMorgan Chase Bank, NA, as escrow agent (the “Apartments.com Escrow Agreement”) after the Closing, it shall promptly pay to each Seller an amount equal to (i) the amount received by the Company pursuant to the Apartments.com Purchase Agreement or the Apartments.com Escrow Agreement, multiplied by (ii) the percentage set forth opposite such Seller’s name on Schedule 4.5(a). Prior to the release of the Indemnity Escrow Fund (as defined in the Apartments.com Purchase Agreement) or any portion thereof to the Company, the Company shall direct the escrow agent to distribute to each Seller their portion of the amounts to be released in accordance with Schedule 4.5(a).

(b)          The Sellers severally but not jointly, in accordance with their respective Pro Rata Shares, agree to indemnify, reimburse and hold harmless the Company from and against 73.1% of Losses incurred by the Company (it being understood that the Company shall bear the remaining 26.9% of its Losses) pursuant to Article XII of the Apartments.com Purchase Agreement after the Closing, to the extent in excess of the Indemnity Escrow Fund (as defined in the Apartments.com Purchase Agreement). In the event the Company receives any Claim Notice (as defined in the Apartments.com Purchase Agreement) or Indemnity Notice (as defined in the Apartments.com Purchase Agreement), the Company shall promptly provide to each Seller a copy of such Claim Notice or Indemnity Notice. The Company shall use its reasonable best efforts to defend and contest any such Claim Notice or Indemnity Notice, and shall reasonably consult with, and take into account the reasonable views of, the Sellers in connection therewith. The Company shall not agree to any payment of any Third Party Claim (as defined in the Apartments.com Purchased Agreement) or direct claim set forth in any such Claim Notice or Indemnity Notice without the consent of the Required Sellers (which consent shall not be unreasonably withheld, delayed or conditioned). The Company, in defending and contesting any such Claim Notice or Indemnity Notice (i) may consult with legal counsel, independent public accountants and other experts selected by it, and the reasonable compensation, costs and other reasonable out-of-pocket expense incurred in investigating, preparing or defending the foregoing shall constitute Losses under this Section 6.12, (ii) will consult with, and take into account, the reasonable views of the Sellers in connection therewith, and (iii) shall not be liable to the Sellers for any act done or omitted to be done in connection therewith while acting in good faith and in the absence of negligence or willful misconduct.

(c)          Amounts payable under this Section 6.12 shall not be subject to the limitations set forth in Article IX, and Purchaser shall not seek indemnification out of the Escrowed Amounts for Losses payable under this Section 6.12.

6.13.       Employee Matters.

(a)          Compensation and Benefits Comparability. For a period of one year following the Closing, each employee of the Company as of the Closing (each, a “Company Employee”) who remains in the employment of the Company or any of its Affiliates shall receive (i) the same or greater base salary or wage rate than the base salary or wage rate provided by the Company to such Company Employee immediately prior to the Closing, (ii) the same or greater annual aggregate cash compensation opportunities than those provided by the Company to such Company Employee immediately prior to the Closing under the Company’s 2014 Short Term Incentive Plan and any commission program of the Company (provided that for commission-based Company Employees, the Company may modify the terms of the applicable commission program at any time from and after the Closing Date so long as such modifications (A) are prospective in nature, (B) effective only following 30 days prior written notice, and (C) do not reduce the applicable target amounts), (iii) employee welfare benefits that are, in the aggregate, substantially similar to those provided by the Company to such Company Employee immediately prior to the Closing, and (iv) severance benefits in accordance with Schedule 6.13(a), taking into account such Company Employee’s additional period of service and rate of base pay or wages and target cash incentive compensation with the Company and its Affiliates following the Closing. Except as required by Law, nothing contained in this Agreement shall be construed as requiring the Company or any of its Affiliates to continue the employment of any specific person.

(b)          Service Credit. The Company shall, and shall cause its Affiliates to, recognize the prior service and seniority of each Company Employee as if such service has been performed, and such seniority has been earned, with the Company for purposes of eligibility, vesting, and service related level of benefits (but not benefit accrual) under the employee benefit plans and policies provided by the Company to the Company Employees following the Closing, to the same extent such service and seniority is recognized by the Company under a comparable Company Plan immediately prior to the Closing.

(c)          Welfare Plans. With respect to any welfare plan maintained by the Company or any of its Affiliates in which Company Employees are eligible to participate after the Closing, the Company shall, and shall cause its Affiliates to waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Company Employees to the extent such conditions and exclusions were satisfied or did not apply to such Company Employees under the welfare plans maintained by the Company immediately prior to the Closing but only if the Company Employee was covered by a substantially similar welfare plan immediately prior to Closing. The Company shall continue its current medical plan for the remainder of 2014.

(d)          Nothing contained herein, expressed or implied, is intended to confer upon any Company Employee any rights or benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with the Company by reason of this Agreement. In addition, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

ARTICLE VII.

CONDITIONS TO CLOSING

7.1.        Sellers’ Conditions to Close. The obligations of the Sellers under this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, but compliance with any or all of such conditions may be waived, in writing, by the Sellers:

(a)          The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in Sections 3.2 and 3.3(a), which shall be true and correct in all respects other than de minimis inaccuracies) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, constitutes a Purchaser Material Adverse Effect; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.1(a) (except with respect to the representations and warranties set forth in Sections 3.2 and 3.3(a)), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Purchaser Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded;

(b)          Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement and satisfied all of the conditions required by this Agreement to be performed or complied with or satisfied by Purchaser at or prior to the Closing Date;

(c)          No Governmental Entity in the United States shall have (i) enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that has the effect of making the Contemplated Transactions illegal or otherwise prohibiting the consummation of the Contemplated Transactions, or (ii) instituted any Legal Proceeding seeking to require a Seller Burdensome Condition which has not been dismissed, withdrawn or otherwise terminated;

(d)          Any waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated; and

(e)          The Sellers shall have received the items set forth in Section 8.2.

7.2.         Purchaser’s Conditions to Close. The obligations of Purchaser under this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, but compliance with any or all of any such conditions may be waived, in writing, by Purchaser:

(a)          The representations and warranties of the Sellers and the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Sellers or the Company (other than the representations and warranties set forth in Sections 4.2, 4.3(a), 4.5(a), 5.1, 5.2(a) and 5.5, which shall be true and correct in all respects other than de minimis inaccuracies) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, constitutes a Material Adverse Effect; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) (except with respect to the representations and warranties set forth in Sections 4.2, 4.3(a), 4.5(a), 5.1, 5.2(a) and 5.5), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect,” “Seller Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded;

(b)          The Company and the Sellers shall have performed and complied in all material respects with all the covenants and agreements contained in this Agreement and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by it or them at or prior to the Closing Date;

(c)          No Governmental Entity in the United States shall have (i) enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that has the effect of making the Contemplated Transactions illegal or otherwise prohibiting the consummation of the Contemplated Transactions, or (ii) instituted any Legal Proceeding seeking to require a Purchaser Burdensome Condition which has not been dismissed, withdrawn or otherwise terminated;

(d)          Any waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated;

(e)          Since the date of this Agreement, there shall not have occurred any Material Adverse Effect; and

(f)          Purchaser shall have received the items set forth in Section 8.1.

7.3.         Frustration of Closing Conditions. Neither the Sellers nor Purchaser may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by its failure to comply with the covenants set forth herein, act in good faith or use the standard of efforts required from such Party to consummate the Contemplated Transactions.

ARTICLE VIII.

THE CLOSING

8.1.         Deliveries by the Company and the Sellers. At the Closing, the Company and the Sellers shall deliver, or cause to be delivered, the following to Purchaser:

(a)          Unit certificates duly endorsed for transfer to Purchaser or accompanied by executed Unit transfer powers or, to the extent such Units are not certificated, other evidence of transfer of the Purchased Units from the Seller Subsidiaries to Purchaser reasonably satisfactory to Purchaser;

(b)          A certificate, dated as of the Closing Date, signed by an authorized officer of (i) the Company and (ii) each Seller, with respect to itself only, to the effect set forth in clauses (a) and (b) of Section 7.2;

(c)          Counterparts to the Escrow Agreement duly executed by the Sellers and Escrow Agent;

(d)          Counterparts to each of the Sellers’ New Affiliation Agreements duly executed by the Company, the applicable Seller, and each of such Sellers’ Newspaper Affiliates; provided, that (i) with respect to Graham Holdings Company, the Company and WP LLC shall have executed and delivered the New Affiliation Agreement, and (ii) with respect to Tribune Media Company, the Company, Tribune Publishing Company and its Newspaper Affiliates shall have executed and delivered the New Affiliation Agreements;

(e)          Resignations of each member of the Board of Directors listed on Schedule 8.1(e), in form and substance reasonably acceptable to Purchaser, in writing to the Board of Directors, effective as of the Closing; and

(f)          Certificates duly completed and executed by each Seller (or, if such Seller or such is a disregarded entity for U.S. federal income tax purposes as of the Closing, the person treated as the owner of such Seller’s assets for U.S. federal income tax purposes) in accordance with Treasury Regulation Section 1.1445-2(b)(2)(vi), dated as of the Closing Date, certifying that such Seller (or such owner) is not a “foreign person” within the meaning of Section 1445 of the Code.

8.2.         Purchaser’s Deliveries. At the Closing, the Company and Purchaser shall deliver, or cause to be delivered, the following to the Sellers:

(a)          To the Sellers, the consideration payable to the Sellers at the Closing pursuant to Section 2.1(b), by wire transfer of immediately available funds to the bank accounts of the Sellers specified by each such Seller;

(b)          To the Escrow Agent, the Escrow Amount pursuant to Section 2.1(b), by wire transfer of immediately available funds to the bank account of the Escrow Agent designated in the Escrow Agreement;

(c)          A certificate, dated as of the Closing Date, signed by an authorized officer of Purchaser to the effect set forth in clauses (a) and (b) of Section 7.1;

(d)          Counterparts of the Escrow Agreement duly executed by each of Purchaser and the Escrow Agent; and

(e)          Counterparts to each of the Sellers’ New Affiliation Agreements duly executed by Purchaser and the Company.

ARTICLE IX.

INDEMNIFICATION

9.1.         Indemnification of Purchaser Group Members and the Company.

(a)          After the Closing, each Seller agrees to indemnify, reimburse and hold harmless each Purchaser Group Member from and against any and all Losses incurred by any such Purchaser Group Member, directly or indirectly, in connection with or arising from:

(i)          any breach of any representation or warranty of such Seller contained in Article V (disregarding any materiality, “Seller Material Adverse Effect” or similar qualifications contained in such representations and warranties other than with respect to the representations and warranties of such Seller set forth in Section 5.6); or

(ii)         any breach by such Seller of any covenant to be performed by such Seller hereunder.

(b)          After the Closing, Sellers, severally but not jointly, in accordance with their respective Pro Rata Shares, agree to indemnify, reimburse and hold harmless each Purchaser Group Member from and against 73.1% of any and all Losses incurred by any such Purchaser Group Member, directly or indirectly, in connection with or arising from any breach of any representation or warranty of the Company in Article IV (disregarding any materiality, “Material Adverse Effect” or similar qualifications contained in such representations and warranties other than with respect to the representations and warranties of the Company set forth in Sections 4.8, 4.9, 4.10, 4.11(a), 4.13(e), 4.14(a) and the first sentence of 4.17).

9.2.         Indemnification of the Sellers. After the Closing, Purchaser agrees to indemnify, reimburse and hold harmless each Seller Group Member from and against any and all Losses incurred by any such Seller Group Member, directly or indirectly, in connection with or arising from:

(a)          any breach of any representation or warranty of Purchaser in Article III (disregarding any materiality, “Purchaser Material Adverse Effect” or similar qualifications contained in such representations and warranties);

(b)          any breach by Purchaser of any covenant to be performed by Purchaser hereunder; or

(c)          any breach by the Company of any covenant to be performed by the Company hereunder following the Closing.

9.3.         Notice and Determination of Claims.

(a)          If a Purchaser Group Member or Seller Group Member (the “Indemnified Party”) has a claim for indemnification under this Article IX, such Indemnified Party shall give to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice in writing (a “Claim Notice”) as soon as practical describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (to the extent then known or ascertainable) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened Legal Proceeding by or against a third Person as to which indemnification will be sought (each such Legal Proceeding being a “Third Person Claim”) shall be given promptly after the Legal Proceeding is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure. To the extent that Losses are not capable of being calculated at the time of any Claim Notice, the Indemnified Party shall include in such Claim Notice its reasonable estimate of the maximum Losses that may result from such claim for indemnification under this Article IX. For the avoidance of doubt, if the Sellers collectively are the Indemnitor with respect to any indemnification claim, all references in this Article IX to any agreement, acknowledgment, election, decision, consent, conduct, control or other act or omission of such Indemnitor means the agreement, acknowledgment, election, decision, consent, conduct, control or other act or omission of the Required Sellers, which shall be binding upon each of the Sellers.

(b)          After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor or (ii) by a final judgment or decree in accordance with Sections 11.12 and 11.13. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c)          When any determination of payment from the Escrowed Funds becomes final and binding hereunder (including under Section 2.3, Section 2.4 and this Article IX), Purchaser and each Seller agrees to promptly sign and deliver to the Escrow Agent a written instruction to release any portion of the Escrowed Funds as to which such determination has become final and binding to the Party entitled to such portion of the Escrowed Funds.

9.4.         Third Person Claims. If a Third Person Claim is made against an Indemnified Party, the Indemnitor shall be entitled to participate therein and, to the extent that the Indemnitor shall wish, to assume the defense thereof in good faith and in a commercially reasonable manner with counsel reasonably satisfactory to the Indemnified Party, and, after notice from the Indemnitor to the Indemnified Party of such election to so assume the defense thereof, the Indemnitor shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other Losses in each case subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that the Indemnitor will pay the legal expenses of the Indemnified Party’s separate counsel if, in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by such separate counsel because a conflict exists between the Indemnitor and the Indemnified Party or because there is a reasonable probability that the Third Person Claim may materially and adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages. The Indemnified Party shall cooperate fully with the Indemnitor and its counsel in the defense against any such Third Person Claim. The Indemnified Party shall have the right to participate at its own expense in the defense of any Third Person Claim. Neither the Indemnitor, on the one hand, nor the Indemnified Party, on the other hand, shall admit liability to, or settle, compromise or discharge any Third Person Claim without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnitor may settle, compromise or discharge any Third Person Claim, the defense of which was assumed by the Indemnitor, if such Third Person Claim does not impose equitable remedies or any obligation on the Indemnified Party and provides only for the payment of monetary damages that are completely indemnified by the Indemnitor hereunder, includes an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Person Claim, and the Indemnified Party would not have any further liability thereunder. In the event the Indemnitor elects not to defend any Third Person Claim, the Indemnified Party shall defend against such Third Person Claim in good faith and in a commercially reasonable manner at the cost and expense of the Indemnitor, and the Indemnitor shall have the right to participate in such defense at its own expense.

9.5.         Limitations. Liability for claims pursuant to this Article IX shall be subject to the following limitations:

(a)          The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of 12 months from the Closing Date and shall expire thereafter; provided, that such representations and warranties shall survive beyond such period with respect to (but only with respect to) any breach thereof for which a Claim Notice shall have been duly given in accordance with Section 9.3(a) until such claim shall have been finally resolved. The covenants and agreements of the Parties contained in this Agreement shall survive indefinitely unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

(b)          No Purchaser Group Member shall be entitled to indemnification under Section 9.1(a)(i) and Section 9.1(b) with respect to any Losses for an individual claim or aggregated claims arising out of the same facts, events or circumstances, that do not exceed $50,000 (the “Per Claim Threshold”); provided, that the Per Claim Threshold shall not apply to breaches of any Fundamental Representations.

(c)          No Purchaser Group Member shall be entitled to indemnification under Section 9.1(a)(i) and Section 9.1(b) with respect to any Losses that are in excess of the Per Claim Threshold until the aggregate amount of such Losses that are in excess of the Per Claim Threshold exceeds $9,000,000 (the “Deductible”) and then only for such Losses that are in excess of the Per Claim Threshold in excess of the Deductible; provided, that the Deductible shall not apply to breaches of any Fundamental Representations.

(d)          No amounts shall be payable for Losses in connection with any claim for indemnification under this Article IX:

(i)          unless the Indemnified Party has given the Indemnitor a Claim Notice with respect to such claim as soon as practical following the time at which the Indemnified Party discovered, or reasonably should have discovered, such claim (except to the extent the Indemnitor is not materially prejudiced by such failure) and, in any event, prior to the date on which the applicable representation, warranty, covenant or agreement ceases to survive pursuant to Section 9.5(a);

(ii)         to the extent any matter forming the basis for such Loss was (A) reserved for on the Balance Sheet or (B) taken into account in calculating the Estimated Net Working Capital or Closing Date Net Working Capital, and no Losses related thereto shall be aggregated for purposes of Sections 9.5(b) or 9.5(c); or

(iii)        to the extent it asserts a claim for consequential, incidental, indirect, special or punitive damages ((x) other than for reasonably foreseeable consequential damages and any consequential damages payable to a third party in respect of any Third Person Claim and (y) in the case of punitive damages, other than for amounts payable to third parties in respect of any Third Person Claim pursuant to a Law).

(e)          The maximum aggregate liability of each Seller to the Purchaser Group Members under this Agreement for all indemnification claims under this Article IX shall be the amount remaining in such Seller’s Escrow Account and (ii) the sole recourse of the Purchaser Group Members with respect to any indemnification claims under this Article IX shall be to the Escrowed Amounts.

(f)          From and after the Closing, the indemnities set forth in this Article IX shall be the sole and exclusive remedy of the Parties, their successors and assigns, and their Representatives with respect to this Agreement, the events giving rise to this Agreement and the Contemplated Transactions, except (a) for claims grounded in fraud, (b) as provided in Sections 6.12 and 11.10, (c) remedies that cannot be waived as a matter of Law, and (d) as provided in the New Affiliation Agreements. The indemnities set forth in this Article IX apply only to matters arising out of this Agreement. Any Loss arising under or pursuant to an Ancillary Agreement (including the New Affiliation Agreements) shall be governed by the indemnification obligations, if any, contained in such Ancillary Agreement (including New Affiliation Agreement). The Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect hereof (whether by Contract, Law or otherwise, all of which the Parties hereby waive).

(g)          In no event will any Purchaser Group Member be entitled to indemnification pursuant to Section 9.1(b) for any Losses to the extent such Losses relate to any action or inaction by Purchaser or any of its Affiliates (provided that, for the avoidance of doubt, the Parties understand and agree that this Section 9.5(g) shall not apply to any action or inaction of the Board of Directors, or any voting action of the Members, in each case, in his, her or its capacity as such).

9.6.         Tax Treatment of Indemnity Payments. The Parties hereto and each Indemnified Party and Indemnitor agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes unless a contrary treatment is required under applicable Law.

9.7.         Tax Benefits. Any indemnification obligation under this Article IX shall be adjusted so as to give effect to any actual reduction in federal, state, local or foreign income or franchise Tax liability (either by decrease in Taxes paid or increase in a refund due) in the year of a payment with respect to such indemnification obligation or any earlier period; provided, however, that any such reduction shall not exceed the difference between the aggregate amount of any expected actual reduction of such Taxes (assuming no Tax limitation applied on their use) less the aggregate amount of Tax detriment from the receipt of the indemnification payment paid to the Indemnified Party or any of its Affiliates or loss of Tax benefits suffered by the Indemnified Party or any of its Affiliates on account the applicable Loss.

9.8.         Insurance Offset. If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification or contribution obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnification or contribution payment. If the Indemnified Party receives such insurance proceeds or indemnity or contribution payments prior to being indemnified under this Article IX, the payment by an Indemnitor under this Article IX with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity or contribution payments paid to the Indemnified Party to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery. If the Indemnified Party receives such insurance proceeds or indemnity or contribution payments within 12 months after being indemnified by an Indemnitor with respect to such Losses, the Indemnified Party shall pay to the Indemnitor the net amount of such insurance proceeds or indemnity or contribution payments to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery.

ARTICLE X.

TERMINATION

10.1.        Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

(a)          Purchaser, the Company and the Sellers, may terminate this Agreement by mutual written consent;

(b)          Purchaser (but only so long as Purchaser is not in material breach of its obligations under this Agreement) may terminate this Agreement by giving written notice to the Sellers in the event that any Seller or the Company is in material breach of any representation, warranty or covenant contained in this Agreement which (i) would result in the failure of the condition set forth in Sections 7.2(a) or 7.2(b) and (ii) is incapable of being cured by the End Date or is not cured within 30 days following written notice to the Sellers of such breach;

(c)          the Sellers (but only so long as the Sellers are not in material breach of their obligations under this Agreement) may terminate this Agreement by giving written notice to Purchaser in the event that Purchaser is in material breach of any representation, warranty or covenant contained in this Agreement which (i) would result in the failure of the condition set forth in Sections 7.1(a) or 7.1(b) and (ii) is incapable of being cured by the End Date or is not cured within 30 days following written notice to Purchaser of such breach;

(d)          Purchaser, the Company or the Sellers may terminate this Agreement if any Governmental Entity in the United States shall have enacted, issued, promulgated, enforced or entered any Law that has the effect of making the Contemplated Transactions illegal or otherwise prohibiting the consummation of the Contemplated Transactions, and such Law shall have become final and non-appealable;

(e)          Purchaser, the Company or the Sellers may terminate this Agreement if the Closing shall not have occurred on or before 5:00 p.m., local Chicago time, on December 31, 2014 (such date, as the same may be extended pursuant to this Agreement, the “End Date”) for any reason or no reason; provided, that the right to terminate this Agreement set forth in this Section 10.1(e) shall not be available to a Party whose breach of this Agreement materially contributed to the failure of the Contemplated Transactions to have been consummated on or before such date; provided further, that no Party may terminate this Agreement pursuant to this Section 10.1(e) during the pendency of any Legal Proceeding initiated by it seeking specific performance of this Agreement.

10.2.          Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of either Party, except (a) as set forth in the last sentence of each of Sections 6.4(a) and 6.4(b) regarding confidentiality, which shall, along with this Section 10.2, Section 10.3 and Article XI, survive any termination of this Agreement, (b) that nothing herein shall relieve any Party from liability for fraud or intentional breach of this Agreement occurring prior to such termination, and (c) that nothing herein shall relieve Purchaser from any liability for Purchaser’s failure to pay the Purchase Price on the Closing Date if all of the conditions to Closing set forth in Section 7.2 are satisfied or to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing), provided, that in the case of this clause (c), the aggregate amount of Losses, if any, payable by Purchaser for such breach shall not exceed the Purchase Price.

10.3.          Fees and Expenses. Whether or not the Contemplated Transactions are consummated, and except as otherwise specified herein, each Party shall bear its own fees and expenses (including fees and disbursements to counsel, financial advisors and accountants) with respect to the Contemplated Transactions and the preparation and negotiation of this Agreement and the Ancillary Agreements.

ARTICLE XI.

MISCELLANEOUS

11.1.        Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and be given in person or by means of fax or email (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by fax or email, provided receipt is confirmed by the recipient; (c) one Business Day after delivery to the overnight service; or (d) four Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid, in each case to the intended recipient as set forth below:

If to the Company (prior to the Closing), to:

Classified Ventures, LLC

175 W. Jackson Blvd., 8th Floor

Chicago, Illinois 60604

Attention: Daniel Jauernig

Fax: (312) 601-5775

Email: djauernig@classifiedventures.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Rodd M. Schreiber

Fax: (312) 407-0411

Email: Rodd.Schreiber@Skadden.com

If to Tribune Media Company, Classified Ventures Holdco LLC and Tribune National Marketing Co., LLC or any of them, to:

Tribune Media Company

435 North Michigan Avenue

Chicago, Illinois 60611

Attention: Chandler Bigelow

Fax: (312) 595-1620

Email: CBigelow@tribunemedia.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Rodd M. Schreiber

Fax: (312) 407-0411

Email: Rodd.Schreiber@Skadden.com

If to The McClatchy Company and McClatchy Interactive West or any of them, to:

The McClatchy Company

2100 Q Street

Sacramento, CA 95816-6899

Attention: Karole Morgan-Prager

Title: Vice President, Corporate Development,

General Counsel and Secretary

Fax: (916) 326-5586

Email: kmorgan-prager@mcclatchy.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Rodd M. Schreiber

Fax: (312) 407-0411

Email: Rodd.Schreiber@Skadden.com

If to Graham Holdings Company, to:

Graham Holdings Company

1150 Fifteenth Street, NW

Washington, DC 20071

Attention: Gerald M. Rosberg

Fax: (202) 334-1031

Email: gerry.rosberg@ghco.com

with a copy to:

Graham Holdings Company

1150 Fifteenth Street, NW

Washington, DC 20071

Attention: Nicole Maddrey

Fax: (202) 334-1031

Email: nicole.maddrey@ghco.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Rodd M. Schreiber

Fax: (312) 407-0411

Email: Rodd.Schreiber@Skadden.com

If to A. H. Belo Corporation and Belo Enterprises, Inc. or any of them, to:

A. H. Belo Corporation

508 Young Street

Dallas, Texas 75202-4808

Attention: Alison K. Engel

Fax: (214) 977-8285

Email: aengel@ahbelo.com

with a copy to:

A. H. Belo Corporation

508 Young Street

Dallas, Texas 75202-4808

Attention: Christine Larkin, General Counsel

Fax: (214) 977-8285

Email: clarkin@ahbelo.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Rodd M. Schreiber

Fax: (312) 407-0411

Email: Rodd.Schreiber@Skadden.com

If to Purchaser or to the Company (following the Closing), to:

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107-0150

Attention: Todd A. Mayman, Esq.

Fax: (703) 854-2031

Email: tmayman@gannett.com

with a copy to:

Nixon Peabody LLP

401 Ninth Street, N.W.

Suite 900

Washington, D.C. 20004

Attention: John C. Partigan, Esq.

Fax: (866) 947-3586

Email: jpartigan@nixonpeabody.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.2.          Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no assignment shall be made by either Party without the prior written consent of the other Parties. Notwithstanding the foregoing, (a) any Party may assign its rights and obligations under this Agreement without such consent to an Affiliate or in connection with a sale, merger or other transaction involving a transfer of substantially all of its assets; provided that such assigning Party shall remain primarily liable for its obligations hereunder. Any attempted assignment in violation of this Section 11.2 shall be void.

11.3.          Interpretation. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

11.4.          Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may be by facsimile or .pdf), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.5.          Amendment. This Agreement may not be amended, modified or supplemented except by a writing signed by the Company, Purchaser and the Sellers.

11.6.          Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), together with the Ancillary Agreements, constitutes the entire agreement and understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

11.7.          Consultation with Counsel. Each Seller hereby acknowledges that it has had the opportunity to consult with its own counsel with respect to the subject matter of this Agreement, and has read and understands all of the provisions of this Agreement. Each Seller hereby further acknowledges that it has had the opportunity to ask questions of, and to seek additional information from, the Company with respect to each of the matters set forth herein.

11.8.          Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.9.          Third Parties. Except as otherwise set forth in Article IX, nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person or entity that is not a Party hereto or a successor or permitted assign of such a Party.

11.10.         Specific Performance. Each Party acknowledges and agrees that, in view of the uniqueness of the transactions contemplated by this Agreement, the other Parties would be damaged irreparably in the event any of the provisions of this Agreement (including the obligations in Article VI) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, without the necessity of proving damages, posting any bond or other undertaking, in addition to any other remedy to which it may be entitled, at Law or in equity.

11.11.         Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by Purchaser for the benefit of Purchaser and by the Sellers for the benefit of the Sellers. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. In addition to the first sentence of this Section 11.11 and notwithstanding any provision of this Agreement to the contrary, if as of the End Date all conditions to this Agreement have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing) other than one or more of the conditions set forth in Sections 7.1(c), 7.1(d), 7.2(c) and 7.2(d), either Purchaser or the Sellers (so long as the failure of the condition to be satisfied or waived by such date has not in material part resulted from a breach of this Agreement by such Party) may unilaterally extend, by written notice to the other Parties, the End Date to 5:00 p.m., local Chicago time, on May 18, 2015. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.12.         Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without reference to provisions of conflicts of Laws that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.13.         Submission to Jurisdiction; Waiver of Jury Trial. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.1, provided, that nothing in this Section 11.13 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by applicable Law.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be duly executed as of the date first above written.

CLASSIFIED VENTURES, LLC

By:	/s/ Daniel A. Jauernig
Name: Daniel A. Jauernig
Title: Chief Executive Officer

GANNETT CO., INC.

By:	/s/ Gracia C. Martore
Name: Gracia C. Martore
Title: President and Chief Executive Officer

SELLERS:

TRIBUNE MEDIA COMPANY

By:	/s/ Chandler Bigelow
Name: Chandler Bigelow
Title: Executive Vice President

THE MCCLATCHY COMPANY

By:	/s/ Patrick J. Talamantes
Name: Patrick J. Talamantes
Title: President and Chief Executive Officer

GRAHAM HOLDINGS COMPANY

By:	/s/ Gerard M. Rosberg
Name: Gerard M. Rosberg
Title: Senior Vice President–Planning and Development

A. H. BELO CORPORATION

By:	/s/ Alison K. Engel
Name: Alison K. Engel
Title: Senior Vice President/Chief Financial Officer

Unit Purchase Agreement Signature Page

SELLER SUBSIDIARIES:

CLASSIFIED VENTURES HOLDCO LLC

By:	/s/ Chandler Bigelow
Name: Chandler Bigelow
Title: Authorized Officer

TRIBUNE NATIONAL MARKETING CO., LLC

By:	/s/ Chandler Bigelow
Name: Chandler Bigelow
Title: Authorized Officer

MCCLATCHY INTERACTIVE WEST

By:	/s/ Chris Hendricks
Name: Chris Hendricks
Title: President

BELO ENTERPRISES, INC.

By:	/s/ Alison K. Engel
Name: Alison K. Engel
Title: Treasurer/Assistant Secretary

PURCHASER SUBSIDIARIES:

GANNETT SATELLITE INFORMATION NETWORK, INC.

By:	/s/ Gracia C. Martore
Name: Gracia C. Martore
Title: President

BELO VENTURES, INC.

By:	/s/ Gracia C. Martore
Name: Gracia C. Martore
Title: Vice President

Unit Purchase Agreement Signature Page

EXHIBIT A-1 through A-4

FORMS OF NEW AFFILIATION AGREEMENT

A-1

EXHIBIT B

FORM OF ESCROW AGREEMENT

B-1

EXHIBIT C

EXAMPLE OF CLOSING DATE BALANCE SHEET

C-1